Exhibit 10.1

EXECUTION VERSION

REVENUE INTEREST AGREEMENT
Dated as of May 10, 2018
Between
LA JOLLA PHARMA, LLC,
as Product Sub
and
THE ENTITIES MANAGED BY
HEALTHCARE ROYALTY MANAGEMENT, LLC IDENTIFIED HEREIN,
collectively as Investor

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TABLE OF CONTENTS
ARTICLE I.
CERTAIN DEFINITIONS

SECTION 1.01	DEFINITIONS............................................................................................... 1

SECTION 1.02	RULES OF CONSTRUCTION................................................................... 22
ARTICLE II.
THE INVESTMENT AMOUNT

SECTION 2.01	INVESTMENT AMOUNT.......................................................................... 23
ARTICLE III.
REVENUE INTEREST PAYMENTS

SECTION 3.01	REVENUE INTEREST............................................................................... 23
ARTICLE IV.
BLOCKED ACCOUNTS; EXPENSES; MAKING OF PAYMENTS

SECTION 4.01	BLOCKED ACCOUNTS............................................................................ 23

SECTION 4.02	INTEREST ON LATE PAYMENTS........................................................... 24

SECTION 4.03	ADMINISTRATION AND ENFORCEMENT EXPENSES....................... 24

SECTION 4.04	MAKING OF PAYMENTS......................................................................... 24

SECTION 4.05	SETOFF OR COUNTERCLAIM................................................................24

SECTION 4.06	PAYMENT MECHANICS AND COLLECTION ACCOUNT MANAGEMENT......................................................................................... 24

SECTION 4.07	MODE OF PAYMENT................................................................................ 26

SECTION 4.08	CURRENCY CONVERSION..................................................................... 26
ARTICLE V.
TAXES

SECTION 5.01	TAXES......................................................................................................... 26

SECTION 5.02	RECEIPT OF PAYMENT............................................................................ 29

SECTION 5.03	OTHER TAXES........................................................................................... 29

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SECTION 5.04	INDEMNIFICATION.................................................................................. 29

SECTION 5.05	REGISTERED OBLIGATION.................................................................... 29

SECTION 5.06	TAX TREATMENT..................................................................................... 29
ARTICLE VI.
CLOSING CONDITIONS

SECTION 6.01	CLOSING.................................................................................................... 29

SECTION 6.02	CONDITIONS PRECEDENT TO CLOSING.............................................29
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES

SECTION 7.01	REPRESENTATIONS AND WARRANTIES OF PRODUCT SUB........... 31

SECTION 7.02	REPRESENTATIONS AND WARRANTIES AS TO COMPANY, ETC... 39

SECTION 7.03	REPRESENTATIONS AND WARRANTIES OF INVESTOR................... 44

SECTION 7.04	SURVIVAL OF REPRESENTATIONS AND WARRANTIES................... 45
ARTICLE VIII.
AFFIRMATIVE COVENANTS

SECTION 8.01	MAINTENANCE OF EXISTENCE............................................................ 45

SECTION 8.02	USE OF PROCEEDS................................................................................... 45

SECTION 8.03	FINANCIAL STATEMENTS AND INFORMATION................................45

SECTION 8.04	BOOKS AND RECORDS........................................................................... 48

SECTION 8.05	GOVERNMENTAL AUTHORIZATIONS................................................. 48

SECTION 8.06	COMPLIANCE WITH LAWS AND CONTRACTS..................................48

SECTION 8.07	PLAN ASSETS............................................................................................ 48

SECTION 8.08	NOTICES..................................................................................................... 48

SECTION 8.09	PAYMENT OF TAXES; TAX STATUS OF PRODUCT SUB.................... 49

SECTION 8.10	WAIVER OF STAY, EXTENSION OR USURY LAWS............................ 49

SECTION 8.11	INTELLECTUAL PROPERTY....................................................................50

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SECTION 8.12	SECURITY DOCUMENTS; FURTHER ASSURANCES.......................... 51

SECTION 8.13	INFORMATION REGARDING COLLATERAL....................................... 51

SECTION 8.14	ADDITIONAL COLLATERAL; COMMERCIALIZATION OF THE PRODUCT................................................................................................... 52
ARTICLE IX.
NEGATIVE COVENANTS

SECTION 9.01	ACTIVITIES OF PRODUCT SUB.............................................................53

SECTION 9.02	MERGER; SALE OF ASSETS....................................................................................................... 54

SECTION 9.03	LIENS........................................................................................................... 54

SECTION 9.04	INVESTMENT COMPANY ACT............................................................... 54

SECTION 9.05	LIMITATION ON ADDITIONAL INDEBTEDNESS................................ 55

SECTION 9.06	LIMITATION ON TRANSACTIONS WITH CONTROLLED AFFILIATES............................................................................................... 55

SECTION 9.07	ERISA.......................................................................................................... 55

SECTION 9.08	DIVIDENDS AND DISTRIBUTIONS....................................................... 55
ARTICLE X.
PUT OPTION EVENTS

SECTION 10.01	PUT OPTION EVENTS.............................................................................. 56

SECTION 10.02	INVESTOR REMEDIES............................................................................. 56

SECTION 10.03	RIGHT OF SET-OFF; SHARING OF SET-OFF......................................... 57

SECTION 10.04	RIGHTS NOT EXCLUSIVE....................................................................... 57
ARTICLE XI.
INDEMNIFICATION; LIMITS ON DAMAGES

SECTION 11.01	LOSSES....................................................................................................... 57

SECTION 11.02	ASSUMPTION OF DEFENSE; SETTLEMENTS..................................... 58

SECTION 11.03	LIMITS ON DAMAGES............................................................................. 58

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SECTION 11.04	NO IMPLIED REPRESENTATIONS AND WARRANTIES..................... 59

SECTION 11.05	EXCLUSIVE REMEDY.............................................................................. 59
ARTICLE XII.
MISCELLANEOUS

SECTION 12.01	ASSIGNMENTS.......................................................................................... 59

SECTION 12.02	SUCCESSORS AND ASSIGNS.................................................................. 60

SECTION 12.03	NOTICES..................................................................................................... 60

SECTION 12.04	ENTIRE AGREEMENT.............................................................................. 62

SECTION 12.05	MODIFICATION......................................................................................... 62

SECTION 12.06	NO DELAY; WAIVERS; ETC..................................................................... 62

SECTION 12.07	SEVERABILITY.......................................................................................... 62

SECTION 12.08	DETERMINATIONS................................................................................... 62

SECTION 12.09	GOVERNING LAW..................................................................................... 62

SECTION 12.10	JURISDICTION........................................................................................... 62

SECTION 12.11	WAIVER OF JURY TRIAL......................................................................... 62

SECTION 12.12	WAIVER OF IMMUNITY........................................................................... 63

SECTION 12.13	COUNTERPARTS; DELIVERY.................................................................. 63

SECTION 12.14	LIMITATION ON RIGHTS OF OTHERS.................................................. 63

SECTION 12.15	TERMINATION; SURVIVAL..................................................................... 63

SECTION 12.16	CONFIDENTIALITY.................................................................................. 63

SECTION 12.17	PATRIOT ACT NOTIFICATION................................................................ 64

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Annexes
Annex I    Investor Entities
Exhibits
Exhibit A    Form of Security Agreement
Exhibit B    Form of Contribution Agreement
Exhibit C    Form of Stock Pledge Agreement
Exhibit D    Form of Assignment and Acceptance
Exhibit E    Form of Notice to Product Licensees/Account Debtors
Exhibit F    Form of Officer’s Certificate
Exhibits G    Forms of Tax Certificates

Schedules
Schedule 7.01(m)    Intellectual Property
Schedule 7.01(o)    Material Contracts – Product Sub
Schedule 7.01(v)    Written Information Produced to Investor
Schedule 7.02(n)    Material Contracts - Company

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This REVENUE INTEREST AGREEMENT (this “Agreement”) dated as of May 10, 2018 (the “Effective Date”), is entered into by and between and the entities managed by HealthCare Royalty Management, LLC set forth on Annex I (collectively, the “Investor”), and La Jolla Pharma, LLC, a Delaware limited liability company (“Product Sub”).
Capitalized terms not otherwise defined herein shall have the meanings set forth in, or by reference in, Article I below.
RECITALS
WHEREAS, the Product Sub holds certain assets and rights relating to the Product which is being commercialized in the Territory (including in the United States under the trademark GIAPREZA™) for use as a vasopressor to increase blood pressure in patients with septic or other distributive shock; and
WHEREAS, Product Sub has requested that Investor pay the Investment Amount to Product Sub on the Closing Date in furtherance of Product Sub’s commercialization of the Product and the Investor is willing to pay the Investment Amount to Product Sub on the Closing Date, on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:
Article I.
CERTAIN DEFINITIONS
Section 1.01    Definitions. As used herein:
“Account Bank” means JPMorgan Chase Bank, N.A. or such other bank or financial institution approved by each of the Investor and Product Sub.
“Additional Collateral” means all of Product Sub’s right, title and interest in, to and under, the following property, whether now owned or hereafter acquired:

(a)	the Collection Account;

(b)
all rights (contractual and otherwise and whether constituting accounts, contract rights, financial assets, cash, investment property or general intangibles) arising under, connected with or in any way related to the Collection Account; and

(c)	all proceeds resulting from the assets described in the foregoing clauses (a) and (b).
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of a majority of the stock or shares having the right to vote for the election of

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directors, and (b) in the case of non-corporate entities, direct or indirect ownership of a majority of the equity interest with the power to direct the management and policies of such non-corporate entities.
“Agreement” has the meaning set forth in the preamble hereto.
“Annual Net Sales” means, as of any date of determination, the amount of Net Sales for the applicable Calendar Year as of such date.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Applicable Percentage” means the percentage based on the applicable portion of Annual Net Sales, as set forth in the chart below:

Annual Net Sales	Applicable Percentage
A. Portion of Annual Net Sales less than or equal to $250,000,000	10.00%
B. Portion of Annual Net Sales exceeding $250,000,000 and less than or equal to $375,000,000	6.75%
C. Portion of Annual Net Sales in excess of $375,000,000	0.25%
provided that (a) if the First Payment Threshold has not been met with respect to periods ending on or before December 31, 2021, then each of the percentages set forth above shall be increased by 4.00%, starting with the first Calendar Quarter of 2022, until the Investor has received Revenue Interest Payments totaling, in the aggregate, one hundred eighty percent (180%) of the Investment Amount and, in addition, (b) if the Second Payment Threshold has not been met with respect to periods ending on or before December 31, 2023, then each of the then-applicable percentages set forth above (after giving effect to clause (a) hereof, if applicable) shall be increased (or further increased, as the case may be) by 4.00%, starting with the first Calendar Quarter of 2024, until the Investor has received Revenue Interest Payments totaling, in the aggregate, one hundred eighty percent (180%) of the Investment Amount and (c) once the Investor has received Revenue Interest Payments totaling in the aggregate, one hundred eighty percent (180%) of the Investment Amount, then the Applicable Percentage shall thereafter be zero percent (0%). For the avoidance of doubt, if the level of Net Sales with respect to periods ending on or before December 31, 2021 and/or December 31, 2023 are sufficient to achieve the First Payment Threshold and/or the Second Payment Threshold (as applicable), and the Investor timely receives a payment for such quarter that, in the aggregate with all prior payments, equals or exceeds the applicable threshold amount, then the applicable payment threshold shall be considered met notwithstanding the fact that such payment was made after the applicable measurement date set forth above.

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“Assignee” means any other Person to which Investor has assigned or is assigning its rights and obligations hereunder, whether or in whole or in part.
“Assignment and Acceptance” means a written instrument of assignment in the form set forth in Exhibit D, executed by and between the parties to an assignment under Section 12.01 hereof.
“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.
“Bill of Sale” means the Bill of Sale and Assumption Agreement, dated the date hereof, delivered by the Company to Product Sub under the Contribution Agreement with respect to the “Transferred Assets” (as such term is defined in the Contribution Agreement).
“Blocked Account” means, collectively, any segregated deposit account established and maintained at the Account Bank pursuant to a Blocked Account Control Agreement, the Security Agreement and this Agreement.
“Blocked Account Control Agreement” means any agreement entered into by the Account Bank, Product Sub and the Investor in form and substance reasonably satisfactory to the Investor, pursuant to which, among other things, the Investor shall have control over the Blocked Account within the meaning of Section 9-104 of the UCC.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.
“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.
“Calendar Year” means (a) for the initial Calendar Year, the period beginning on the Closing Date and ending on December 31 of the year in which the Closing Date occurs, (b) for each year after the initial Calendar Year, each successive period beginning on January 1 and ending on December 31, and (c) for the year during which this Agreement expires or terminates, the period beginning on January 1 of the year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of the Agreement.
“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and

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any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.
“Cash Sweep” has the meaning set forth in Section 4.06(b).
“Change of Control” means any event or series of events that results in either (i) the Company no longer directly or indirectly owning 100% of the Capital Stock of Product Sub at any time or (ii) Product Sub no longer directly owning 100% of the Revenue Interest, other than that portion of the Revenue Interest payable to the Investor pursuant to the terms hereof. For the avoidance of doubt, the granting of one or more Permitted Ex-U.S. Product Licenses shall not, individually or in the aggregate, constitute a Change of Control.
“Closing Date” has the meaning set forth in Section 6.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the Additional Collateral, Revenue Interest Payments, the Intellectual Property and, without duplication, the Transferred Assets, all books and records of Product Sub that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection or realization thereof, and all proceeds and products of the foregoing, but in no event shall Collateral include any of the following: (i) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law), and (ii) any license or agreement (or rights thereunder) to the extent that a grant of a security interest therein would violate or invalidate such license or agreement, result in a breach thereof or create a right of termination in favor of any other party thereto (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law).
“Collection Account” means the Blocked Account established and maintained at any Account Bank solely for the purpose of receiving remittance of proceeds of accounts receivable and royalty receivables of Product Sub arising from sales of the Product in the Territory and disbursement thereof as provided herein, and any successor Collection Account entered into in accordance with Section 4.01 and the related Blocked Account Control Agreement.
“Combination Product” means a Product that is comprised of or contains the Compound in addition to one or more additional active ingredients (whether co-formulated or co-packaged) that are neither the Compound nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients”.

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“Commercialization” means, on a country-by-country basis, any and all activities with respect to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Product in a country after Marketing Authorization for the Product in that country has been obtained, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Product, importing, exporting or transporting the Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.
“Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended with respect to the Commercialization of the Product in any regulatory jurisdiction, such efforts and resources normally used by a prudent company in the biotechnology industry of a size comparable to Product Sub and its Affiliates, taken as a whole, which holds and intends to retain all of the economic interests in the net sales revenues with respect to a pharmaceutical product for which the same regulatory approval is held as that received from the FDA in the United States with respect to the Product, which pharmaceutical product is owned or licensed in the same manner as the Product (excluding, for purposes hereof, the interest of Investor in the Revenue Interest Payments under this Agreement), which pharmaceutical product is at a similar stage in its product life and of similar market and profit potential as the Product, taking into account intellectual property protection, efficacy, safety, approved labeling, the competitiveness of alternative products in such jurisdiction, pricing/reimbursement for the pharmaceutical product and the profitability of the pharmaceutical product, all as measured by the facts and circumstances in existence at the time such efforts are due.
“Company” means La Jolla Pharmaceutical Company, a California corporation, which is the direct sole parent of Product Sub.
“Company Trigger Event” has the meaning set forth in the Contribution Agreement.
“Compound” means synthetic angiotensin II acetate, which is L-Aspartyl-L-arginyl-L-valyl-L-tyrosyl-L-isoleucyl-L-histidyl-L-prolyl-L-phenylalanine, acetate salt; provided, that for all purposes hereunder, “Compound” shall include (i) any stereoisomers and/or other salt forms of L-Aspartyl-L-arginyl-L-valyl-L-tyrosyl-L-isoleucyl-L-histidyl-L-prolyl-L-phenylalanine, acetate salt, (ii) any homologs or orthologs of L-Aspartyl-L-arginyl-L-valyl-L-tyrosyl-L-isoleucyl-L-histidyl-L-prolyl-L-phenylalanine, acetate salt, (iii) any compound that replicates the eight amino acid sequence set forth in this definition, regardless of whether such compound is in acetate form, (iv) any compound that contains isotopic substitution of L-Aspartyl-L-arginyl-L-valyl-L-tyrosyl-L-isoleucyl-L-histidyl-L-prolyl-L-phenylalanine, acetate salt, (v) any compound that otherwise utilizes the same mechanism of action and (vi) any derivatives of any of the foregoing, including prodrugs and active metabolites.
“Confidential Information” means any and all technical, financial and other non-technical non-public information provided by either Party to the other (including, without limitation, the Third Party confidential information and reports provided pursuant to Section

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4.06(c), the financial statements and information provided pursuant to Section 8.03 and any notices or other information provided pursuant to Section 8.08), either directly or indirectly, whether in graphic, written, electronic or oral form, which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party. The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties. Confidential Information shall not include any information that a Party can demonstrate was: (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public through no breach by the receiving Party of its confidentiality obligations hereunder; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party or its Affiliates from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development.
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and HealthCare Royalty Management, LLC, dated as January 18, 2018.
“Contract” means any agreement, contract, lease, commitment, license and other arrangement that is legally binding.
“Contribution” means the sale, transfer, assignment, contribution and conveyance by the Company of the Transferred Assets to the Product Sub pursuant to the Contribution Agreement.
“Contribution Agreement” means the Contribution and Servicing Agreement, dated as of the Closing Date, between the Company and Product Sub, in the form of Exhibit B hereto.
“Controlled Affiliate” with respect to any Person means any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by

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the Product Sub or any Subsidiary or which the Product Sub or any Subsidiary is licensed, authorized or otherwise granted rights under or to; and (b) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by the Product Sub or any Subsidiary or which the Product Sub or any Subsidiary is licensed, authorized or otherwise granted rights under or to.
“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.
“Dispute(s)” means any opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (other than standard patent prosecution before a Patent Office).
“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Scheduled Termination Date; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock.
“Dollars” or “$” means lawful money of the United States of America.
“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to the Product Sub or any Subsidiary with respect to which the Product Sub or any Subsidiary is authorized or granted rights under or to.
“Drug Application” means a New Drug Application or a Biologic License Application, as those terms are defined in the FDCA and the FDA regulations promulgated thereunder, for any Product, as appropriate, in each case of the Product Sub or any Subsidiary.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Excluded Taxes” means, with respect to Investor, (i) any Taxes imposed on (or measured by) net income (however denominated), branch profits Taxes, or any franchise or similar Taxes imposed in lieu thereof, imposed by any Governmental Authority, in each case (x) as a result of Investor being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) any U.S. federal, state, municipal or other withholding Tax imposed on amounts payable to or for the account of Investor with respect to an applicable interest pursuant to a law in effect on the date on which (x) Investor acquires such interest in this Agreement or (y) Investor designates a new office for receiving payment pursuant to this Agreement (the “Applicable Office”), except in each case to the extent that amounts with respect to such Taxes were payable pursuant to Section 5.01 or Section 5.04 either to Investor’s assignor immediately before Investor acquired such applicable interest or to Investor immediately before it changed its Applicable Office, as applicable, (iii) any Tax that is attributable to Investor’s failure to comply with Section 5.01(b) and (iv) any Tax withheld pursuant to FATCA.
“Exploit” means, with respect to the Product, the development, process of seeking regulatory approval, manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other Commercialization; and “Exploitation” shall have the correlative meaning.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreements (and any related treaty, non-U.S. law, regulation or other official guidance) implementing any of the foregoing.
“FCPA” means the United States Foreign Corrupt Practices Act.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.
“Financial Statements” means, the audited consolidated balance sheet of the Company, as of December 31, 2017 and the audited results of the operations of Company and the consolidated statements of cash flows of Company for the year ended December 31, 2017.
“First Payment Threshold” means the Investor has received Revenue Interest Payments totaling, in the aggregate, 50% of the Investment Amount.

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“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time; provided, that in the event such principles change after January 2, 2018 in a manner which affects compliance with this Agreement by Product Sub (including without limitation in the determination of payments in respect of the Revenue Interest Payments), such change shall be ignored for the purpose of determining such compliance.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including, without limitation, any self-regulatory organization.
“Governmental Licenses” means all applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, including, without limitation, all filings filed with the FDA, and all authorizations issuing from a Governmental Authority based upon or as a result of such applications and requests, which are owned by the Product Sub or any Subsidiary, acquired by the Product Sub or any Subsidiary via assignment, purchase or otherwise or that the Product Sub or any Subsidiary is licensed, authorized or otherwise granted rights under or to.
“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.
“Indebtedness” with respect to any Person means (i) indebtedness pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase (but excluding trade credit and accounts payable in the ordinary course of business), (ii) any capitalized lease, (iii)  any obligations with respect to Disqualified Capital Stock, (iv)  indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (v) net amounts owing pursuant to an interest rate protection agreement, foreign currency

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exchange agreement or other hedging arrangement, (vi) a reimbursement obligation under a letter of credit issued for the account of such Person, or (vii) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vi) above of another Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and whether or not such Indemnitee is required by Applicable Law to be involved therein, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Taxes” means any Taxes imposed on the Investor after the Closing Date as a result of any change in domicile, tax residence or the location of any business activities of Product Sub, the Company or any other subsidiary of the Company, with respect to any payment made by or on account of any obligation of Product Sub under any Transaction Documents.
“Indemnitee” means Investor and its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons.
“Insolvency Event” means the occurrence of any of the following with respect to Product Sub or the Company:
(a)    (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of Product Sub or the Company, or of a substantial part of the property of Product Sub or the Company, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Product Sub or the Company for a substantial part of the property of Product Sub or the Company or (z) the winding-up or liquidation of Product Sub or the Company, which proceeding or petition shall continue undismissed for ninety (90) calendar days or (ii) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

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(b)    Product Sub or the Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (ii) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official itself or for a substantial part of its property, (iii) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (a) of this definition, (v) make a general assignment for the benefit of creditors or (vi) wind up or liquidate (except as permitted under this Agreement);
(c)    Product Sub or the Company shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a) or (b) of this definition; or
(d)    Product Sub or the Company shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.
“Intellectual Property” means all intellectual property, including but not limited to patents, patent applications, trademarks, trademark applications and know-how, necessary for the sale, manufacture, use, importation or marketing of the Product or the Compound that is owned or controlled (and if controlled, only to the extent of control) by Product Sub as of the Closing Date and during term of this Agreement.
“Investment Amount” means an amount equal to $125,000,000.
“Investor” means Investor (as defined in the preamble hereto) and any permitted assignee under Section 12.01(b).
“Investor Account” means such account of the Investor maintained at such banking institution as the Investor may specify in its discretion from time to time in writing to Product Sub at least ten Business Days prior to any date on which payments are to be made to Investor pursuant to the Transaction Documents.
“Investor Entity” means any Person constituting a part of the collective Investor.
“Investor Expense Amount” means $350,000, which is being paid in satisfaction of the reimbursement obligations under the Company’s letter agreement with the Investor Representative, dated as of February 26, 2018, as amended by that subsequent amendment thereto dated as of March 22, 2018.
“Investor Representative” means HealthCare Royalty Management, LLC.
“IP Rights” means, collectively, all Copyrights, all Copyright Licenses, all Domain Names, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites and all Website Agreements.

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“Knowledge” means, with respect to Product Sub or the Company, the actual knowledge, after reasonable inquiry, of (i) George Tidmarsh, Chief Executive Officer, (ii) Dennis Mulroy, Chief Financial Officer, (iii) Jennifer Carver, Chief Operating Officer, (iv) Lakhmir S. Chawla, MD, Chief Medical Officer, and (v) James Rolke, Chief Scientific Officer, in each case of Product Sub or the Company, as applicable, or to the extent such office does not exist or such person no longer serves in such capacity after the Closing Date, the actual knowledge of another person with substantially similar responsibility, regardless of title, of Product Sub or the Company, respectively, relating to a particular matter.
“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.
“License Agreement” means that certain Amended and Restated Patent License Agreement entered into by and between George Washington University, a congressionally chartered not-for-profit corporation located in the District of Columbia and the Company, as of March 1, 2016, as the same may be amended, restated, supplemented or otherwise modified from time to time in conformance with Section 9.01.
“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction).
“Marketing Authorization” means, with respect to the Product, the Regulatory Approval required by Applicable Law to sell the Product in a country or region.
“Material Adverse Effect” means (a) an Insolvency Event, (b) a material adverse change in the business, operations, properties, liabilities, results of operations or condition (financial or other) of Product Sub, taken as a whole; (c) a material adverse effect on the validity or enforceability of the Transaction Documents taken as a whole or any material provision hereof or thereof; (d) a material adverse effect on the ability of Product Sub or the Company to consummate the transactions contemplated by the Transaction Documents, or on the ability of Product Sub or the Company to perform its obligations under the Transaction Documents to which it is a party, in each case, taken as a whole; or (e) a material adverse effect on the rights or remedies of Investor under any of the Transaction Documents, taken as a whole.
“Material Contract” means any Contract pertaining to the Product to which Product Sub, the Company, or a Subsidiary of the Company, as the case may be in the context in which used, is a party or any of the respective assets or properties of Product Sub, the Company or such Subsidiary are bound or committed (other than the Transaction Documents) and for which any breach, violation, nonperformance or early cancellation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (including, without

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limitation, the License Agreement and any Product License). The Material Contracts as of the date hereof are identified on Schedules 7.01(o) and 7.02(n).
“Material Contract Counterparty” means a counterparty to any Material Contract.
“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.
“Maximum Payment Amount” means cash payments in respect of the Revenue Interest totaling, in the aggregate, one hundred eighty percent (180%) of the Investment Amount.
“Net Sales” means, for any period of determination, the sum of: (a) “net sales” of the Product as reported in the Company’s (or its successor’s) periodic reports filed with the SEC on Form 10‑Q and Form 10-K (as applicable); and (b) for any worldwide sales of the Product by Product Sub, any Affiliate or any Product Licensees which are not reported in the Company’s (or its successor’s) periodic reports filed with the SEC on Form 10‑Q and Form 10-K (as applicable) under the preceding clause (a), “net sales” of the Product calculated as the difference between (notwithstanding anything to the contrary and for the avoidance of doubt, no “net sales” calculated in the preceding clause (a) shall be included in the “net sales” calculation pursuant to clause (b)):
(i)    the gross amount billed, invoiced or otherwise recognized as revenue in accordance with GAAP with respect to sales or other dispositions to a Third Party of the Product in the Territory by Product Sub or Product Licensees (but not including sales to an Affiliate of Product Sub or any Product Licensee unless the Affiliate is the ultimate end user of the Product), minus
(ii)    the following deductions to the extent included in the gross amount billed or invoiced with respect to sales or other dispositions of the Product or otherwise recognized or accrued in accordance with GAAP:
(a) credits or allowances granted for damaged products, product expirations, returns, recalls or rejections of the Product, or for retroactive price reductions and billing errors or adjustments;
(b) trade and quantity discounts, allowances and credits (including chargebacks);
(c) excise taxes, sales taxes, duties, value added taxes (“VAT”) and other similar taxes, and a pro rata portion of pharmaceutical excise taxes imposed on sales of pharmaceutical products as a whole and not specific to the Product (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended);
(d) freight, postage, shipping, customs, duties and shipping insurance expense and other transportation charges directly related to the distribution of the Product;

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(e) non-affiliated brokers or agent commissions, distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of the Product;
(f) rebates made with respect to sales paid for by any Governmental Authority (including, without limitation, Medicaid and Medicare), their agencies and purchasers and reimbursers, public or private hospitals, managed health care organizations, group purchase organizations or to trade customers;
(g) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers or similar organizations relating to the Product;
(h) any write-offs or allowances for bad debts taken by Product Sub, its Affiliates or Product Licensees, including bad debts; and
(i) any customary or similar payments to the foregoing (a) – (h) that apply to the sale or disposition of pharmaceutical products.
For purposes of prevention of duplication, “Net Sales” shall not include amounts invoiced by distributors, wholesalers or other Persons acting in similar capacities.
In the event that the Product is sold as part of a Combination Product, then Net Sales for such Combination Product in a Calendar Quarter (solely for the purposes of determining the applicable Revenue Interest Payment Amounts to be paid) shall be calculated by multiplying the Net Sales of the Combination Product in such Calendar Quarter by the fraction: A divided by (A+B), in which A is the average selling price of the Product, as applicable, sold in substantial quantities comprising the related Product as the sole therapeutically active ingredient in the applicable country, and B is the average selling price of any product that is sold separately in substantial quantities comprising the other therapeutically active ingredients in such country, in each case during the accounting period in which the sales of the Combination Product were made, or if no sales of the Product, as applicable, or product comprising the other active ingredients occurred during such period, then such average selling prices as sold during the most recent accounting period in which such sales did occur in such country.
If the Product, as contained in such Combination Product, is not sold separately in finished form in such country, Product Sub and the Investor shall submit the matter to an independent valuation to be conducted by a valuation firm mutually accepted by the Parties. In the event that the Parties cannot mutually agree on an independent valuation firm, then the matter shall be resolved by binding arbitration before a panel of three arbitrators, consisting of a single arbitrator selected by each Party and the third arbitrator selected by the first two arbitrators. The arbitrators shall have experience in commercial valuation disputes and shall be drawn from the JAMS panel located in New York City. Any such determination shall be made in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries. The decision of the arbitration panel shall be final.

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“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications that are delivered in accordance with Section 12.03 of this Agreement.
“Obligations” means, without duplication, the Revenue Interest Payments and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, owing by Product Sub to the Investor, arising under or pursuant to the Transaction Documents, including all charges, expenses, fees and any other sums chargeable to Product Sub hereunder and under the other Transaction Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to Product Sub, whether or not such claim is allowed in such bankruptcy action).
“Office” means, with respect to the Investor, its Stamford, Connecticut office, and with respect to any assignee or successor of Investor, the office of such Investor designated as its “Office” in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Investor to Product Sub.
“Organizational Documents” means the certificate of formation and operating agreement (or similar documents) of Product Sub or the functional equivalent of the foregoing.
“Other Connection Taxes” means, with respect to Investor, Taxes imposed as a result of a present or former connection between Investor and the jurisdiction imposing such Tax (other than connections arising from Investor having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Investment or any Transaction Document).
“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Other IP Agreements, Patents, Patent Licenses, Trademarks, Trademark Licenses, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, formulas, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, in each of the foregoing cases, which is owned by or licensed to the Product Sub or any Subsidiary or with respect to which the Product Sub or any Subsidiary is authorized or granted rights under or to.
“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental Licenses, application or request for a Governmental License, Trade Secret and/or any other IP Rights, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

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“Overdue Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (i) 10.0% and (ii) the maximum rate of interest permitted under Applicable Law.
“Party” and “Parties” means the Investor and Product Sub, individually and collectively.
“Patent Office” means the respective patent office (foreign or domestic) for any patent.
“Patent” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere, claiming or covering the Product, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Agreement, including those identified in Schedule 7.01(m), in each such case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, Product Sub or any Subsidiary.
“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.
“Patent Rights” means, collectively, with respect to a Person, all patents issued or assigned to, and all patent applications and registrations made by, such Person (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under Applicable Law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.
“Payment Date” means the 45th day after the close of each of the first three quarters of each fiscal year and the 75th day after the close of the fourth quarter of each fiscal year.
“Permitted Ex-U.S. Product License” has the meaning set forth in Section 9.02(b).
“Permitted Liens” means:

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(a)    Liens created in favor of the Investor Representative (on behalf of the Investor) or the Investor pursuant to any Transaction Document;
(b)    inchoate Liens for taxes not yet delinquent or Liens for taxes which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(c)    Liens in respect of property of Product Sub imposed by Applicable Law which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s, attorneys’ and mechanics’ liens and other similar Liens arising in the ordinary course of business and secure payment obligations not yet delinquent;
(d)    (i) banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Product Sub in excess of those required by applicable banking regulations; and (ii) customary liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services securing maximum amounts which are not in the aggregate material in relation to the value of the Revenue Interest Payments;
(e)    any right, title or interest of a licensor or any restrictions imposed under a license or sublicense to which Product Sub is a party as licensee or sublicensee;
(f)    Liens to secure surety, appeal and performance bonds, trade and government contracts, regulatory or statutory obligations, banker’s acceptances and other similar obligations not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the judgment claims secured thereby do not otherwise constitute a Put Option Event under clause (h) of the definition of “Put Option Event”;
(g)    Liens on imported goods and related shipping documents in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of such goods in the ordinary course of Product Sub’s business;
(h)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

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(i)    Liens on cash collateral securing hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes;
(j)     Liens arising from filing precautionary UCC financing statements regarding leases;
(k)    Liens securing reimbursement obligations of the Product Sub as account party with respect to letters of credit issued for bona fide transactional purposes in the ordinary course of business and cash-collateralized with funds other than Revenue Interest Payments;
(l)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Product Sub in the ordinary course of business;
(m)    any right, title or interest of a Product Licensee or permitted sub-licensee under a Product License that is otherwise permitted hereunder; and
(n)    Liens related to “march in” rights of the United States government under 35 U.S.C. §§ 200-212, and implementing regulations.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or plan in such entity.
“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.
“Product” means any pharmaceutical or biological composition, or formulation, or delivery or container closure system containing the Compound, including the product currently trademarked in the United States as GIAPREZA™.
“Product Sub” shall have the meaning set forth in the preamble hereto.
“Product Sub Account” means such account as designated by Product Sub to the Investor in writing from time to time into which the funds held in the Collection Account that are

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not to be paid to Investor pursuant to this Agreement are transferred in accordance with the terms of this Agreement.
“Product License” means, with respect to the Product, any license or sublicense to a Third Party (or any Third Party to whom any such Third Party has granted a license or sublicense) to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize the Product for either an approved indication or a novel indication, either as a monotherapy or as an element of a fixed combination formulation product. For clarity, agreements with vendors and service providers granting a license or sublicense with respect to the Product in order to perform services for the benefit of Product Sub or its Affiliates but having no rights to sell, offer to sell, have sold or otherwise Commercialize or distribute the Product shall not be deemed a Product License.
“Product Licensee” means, with respect to the Product, a Third Party with whom Product Sub or any Affiliate of Product Sub has entered into a Product License. As used in this Agreement, “Product Licensee” includes any Third Party to whom Product Sub or any Affiliate of Product Sub has granted the right (or any Third Party to whom any such Third Party has granted the right) to distribute the Product; provided that the applicable Third Party that has been granted such right has the right to conduct, or the responsibility for, active sales force promotion of the Product anywhere within its distribution territory.
“Purpose” has the meaning set forth in Section 12.16(a).
“Put Option Event” means the occurrence of one or more of the following:
(a)    Product Sub fails to pay any amount due under Section 4.06 within twenty (20) days of the due date (including as such due date may be extended for amounts in dispute in accordance with Section 4.06(c)), and such failure continues for more than 10 days after Notice of such failure to pay within the aforementioned 20-day period is delivered hereunder.
(b)    Product Sub fails to perform or observe any material covenant or agreement contained in the Transaction Documents to which it is a party (other than those referred to in the preceding clause (a) of this definition) if such failure is not remedied on or before the 30th day after Notice thereof from the Investor.
(c)    A Company Trigger Event occurs and is continuing.
(d)    An Insolvency Event shall occur.
(e)    Any Change of Control shall occur.
“Quarterly Sales Amounts” means, with respect to any Calendar Quarter, the total of the aggregate amount of worldwide Net Sales of the Product in such Calendar Quarter.

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“Register” means a record of ownership in which Product Sub registers by book entry the interests (including any rights to receive payment hereunder) of Investor in the Investment and any assignment of any such interest, obligation or right.
“Regulatory Agency” means a Governmental Authority with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA and the European Medicines Agency.
“Regulatory Approval” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Product may, subject to any applicable Product License, be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.
“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person.
“Revenue Interest” means all of Product Sub’s rights, title and interest in and to that portion of accounts receivable and royalty receivables arising out of sales of the Product worldwide.
“Revenue Interest Payment” means cash payments made to Investor on account of the Revenue Interest in an amount equal to, for any given Calendar Quarter, the applicable Revenue Interest Payment Amount for such Calendar Quarter.
“Revenue Interest Payment Amount” means, for each Calendar Quarter, an amount equal to the worldwide Net Sales in such Calendar Quarter multiplied by the Applicable Percentage. For clarity, the Applicable Percentage used to calculate the Revenue Interest Payment Amount for a given Calendar Quarter will be based on the aggregate Net Sales in the Territory billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year.
“Revenue Interest Payment Inquiry Notice” means a written notice from Investor (or Investor Representative on behalf of Investor) objecting to or seeking additional regarding the calculation of a given Revenue Interest Payment Amount.
“Scheduled Termination Date” means January 1, 2031.
“SEC” means the United States Securities and Exchange Commission.
“Second Payment Threshold” means the Investor has received Revenue Interest Payments totaling, in the aggregate, 100% of the Investment Amount.
“Security Agreement” means the Security Agreement, substantially in the form of Exhibit A hereto, between the Investor Representative and Product Sub, securing the Obligations

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of Product Sub hereunder and the other Transaction Documents, as supplemented by any amendments or supplements thereto.
“Senior Officer” means (i) in the case of Product Sub, the Chief Executive Officer or the Chief Financial Officer and (ii) in the case of the Company, the Chief Executive Officer or the Chief Financial Officer.
“Set-off” means any right of set off, rescission, counterclaim, reduction, deduction or defense.
“Stock Pledge Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, between the Company and the Investor, in the form of Exhibit C hereto, pursuant to which the Capital Stock of Product Sub is pledged to the Investor Representative, for the benefit of the Investor.
“Subsidiary” means with respect to any Person any entity as to which such Person directly or indirectly owns, controls or holds with power to vote fifty percent (50%) or more of the outstanding voting securities of such entity.
“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.
“Taxes” means all present and future taxes, levies, duties, imposts, deductions, charges, fees or withholdings, and all interest, penalties and other liabilities with respect thereto, that are imposed by any Governmental Authority.
“Termination Date” means the earliest of (i) the Scheduled Termination Date, (ii) payment in full of amounts due under Section 10.01 following the occurrence of a Put Option Event or (iii) the date upon which the Investor has received payments hereunder or under the Contribution Agreement in respect of the Revenue Interest Payments and recoveries under Article XI hereof (but excluding amounts received on account of (x) the Product Sub’s indemnification obligations under Section 11.01 with respect to Third Party claims or (y) the Product Sub’s indemnification and reimbursement obligations under Section 11.01 with respect to out-of-pocket costs and expenses paid by Investor in connection with the exercise or enforcement of its rights under any Transaction Document) in an aggregate amount equal to the Maximum Payment Amount.
“Territory” means worldwide.
“Third Party” means any Person other than Product Sub or its Affiliates.
“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof,

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and all applications to register in connection therewith, under the laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to the Product Sub or any Subsidiary or with respect to which the Product Sub or any Subsidiary is authorized or granted rights under or to.
“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.
“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to the Product Sub or any Subsidiary or with respect to which the Product Sub or any Subsidiary is authorized or otherwise granted rights under or to.
“Transaction Documents” means this Agreement, the Security Agreement, the Stock Pledge Agreement, the Contribution Agreement, the Bill of Sale, each Blocked Account Control Agreement, the Organizational Documents and any document or agreement entered into by the Product Sub, the Company, the Investor or the Investor Representative that, in accordance with its terms and subject to the written agreement of Product Sub or the Company, on the one hand, and the Investor, on the other hand, is specifically identified as a Transaction Document.
“Transferred Assets” has the meaning set forth in the Contribution Agreement.
“U.S.” means the United States of America.
“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to the Transaction Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Website Agreements” means all agreements between the Product Sub and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Product Sub and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

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“Websites” means all websites that the Product Sub or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.
“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.
Section 1.02    Rules of Construction. Unless the context otherwise requires, in this Agreement:
(a)    An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)    Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(c)    The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(d)    The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(e)    Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the Organizational Documents or the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(f)    References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
(g)    References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(h)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(i)    The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision

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hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
(j)    In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(k)    Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
Article II.
THE INVESTMENT AMOUNT
Section 2.01    Investment Amount. On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 6.01 hereof, the Investor shall pay to Product Sub on the Closing Date an amount equal to the Investment Amount (the “Investment”) less the Investor Expense Amount, and Product Sub shall accept such Investment from the Investor.
Article III.
REVENUE INTEREST PAYMENTS
Section 3.01    Revenue Interest. In consideration of the Investor paying the Investment Amount hereunder, and subject to the terms and conditions hereof, the Investor shall be entitled to the applicable Revenue Interest Payments for the period from April 1, 2018 through the Termination Date and, upon the occurrence of a Put Option Event, to any amounts payable to the Investor in respect thereof.
Article IV.
BLOCKED ACCOUNTS; EXPENSES; MAKING OF PAYMENTS
Section 4.01    Blocked Accounts
(a)    On the Closing Date, (i) Product Sub shall establish with the Account Bank the Collection Account; and (ii) the Parties shall enter into Blocked Account Control Agreements with the Account Bank.
(b)    Product Sub shall pay for all fees, expenses and charges of the Account Bank pursuant to the terms of the Blocked Account Control Agreement by depositing sufficient funds into the Collection Account when such fees, expenses and charges are due.
(c)    Prior to the Termination Date, Product Sub shall have no right to terminate the Blocked Accounts without the Investor’s prior written consent; provided that, without Investor’s consent to the change of location of such accounts (provided such location is in the

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United States), Product Sub shall have the right from time to time to establish a replacement Collection Account with a replacement Account Bank; provided that such replacement Account Bank entered into a Blocked Account Control Agreement with respect to such replacement account effective no later than the date of replacement, and Product Sub instructs as required pursuant to Section 4.06(a) Product Licensees and account debtors to make payments to such new account.
For purposes of this Agreement, any reference to the “Blocked Account Control Agreement,” “Collection Account” or “Account Bank” shall refer to such replacement Blocked Account Control Agreement, Collection Account, or Account Bank.
Section 4.02    Interest on Late Payments. If any amount payable by Product Sub to the Investor hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Overdue Rate. Interest accruing under this Section 4.02 shall be payable on demand of the Investor.
Section 4.03    Administration and Enforcement Expenses. Product Sub shall promptly reimburse the Investor on demand for all reasonable costs and expenses reasonably incurred by the Investor (including the reasonable fees and expenses of one outside counsel to the Investor) as a consequence of or in connection with any Put Option Event.
Section 4.04    Making of Payments. Notwithstanding anything to the contrary contained herein, any payment stated to be due hereunder on a given day in a specified month shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day.
Section 4.05    Setoff or Counterclaim. Each payment by Product Sub under this Agreement shall be made without setoff or counterclaim. The Investor shall have the right to set off any and all amounts owed by Product Sub and/or any of its Subsidiaries under this Agreement as provided in Section 10.03.
Section 4.06    Payment Mechanics and Collection Account Management.
(a)    On or prior to the Closing, Product Sub shall provide a notice in the form attached to this Agreement as Exhibit E and instructions directing, and shall use commercially reasonable efforts to cause, all Product Licensees and account debtors with respect to proceeds arising from sales of the Product by Product Sub in the Territory to remit all amounts payable to Product Sub in respect thereof to the Collection Account; provided that in the case of proceeds of governmental receivables arising out of sales of the Product in the United States may instead be remitted to one or more other U.S.-based accounts, not subject to any liens (other than any banker’s lien under Applicable Law), so long as such accounts are subject to daily sweeps to the Collection Account. Funds in the Collection Account shall be disbursed to Product Sub or the

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Investor, as applicable, in accordance with Sections 4.06(b), Section 4.06(c), Section 4.06(d) and Section 4.06(e).
To the extent any such proceeds are paid directly to Product Sub, Product Sub shall (i) remit to the Collection Account all such amounts within fifteen (15) Business Days of receipt of any such funds, (ii) promptly instruct such Product Licensee or account debtor in writing to remit any future payments to the Collection Account (or other applicable account) and (iii) promptly provide to Investor a copy of such notice.
(b)    Subject to Section 4.06(c) below, at any time or times during any Calendar Quarter, Product Sub may distribute to the Product Sub Account (such disbursement, a “Cash Sweep”) an amount of cash equal to (i) the amount of the gross receipts on Net Sales deposited in the Collection Account since the most recent Cash Sweep multiplied by (ii) the Sweep Percentage. The “Sweep Percentage” shall equal 100%, minus the lowest Applicable Percentage that was charged on Net Sales for the preceding Calendar Quarter, provided that the “lowest Applicable Percentage” shall: (i) initially be set at 10% for the first Calendar Quarter after the Closing Date, and (ii) be automatically reset to 10% (or such greater percentage as may be applicable pursuant to clause (a) or clause (b) of the definition of Applicable Percentage) with respect to withdrawals of funds received in the first Calendar Quarter of any given Calendar Year. In the event that any payments are made to the Collection Account other than on Net Sales (e.g., sublicense fees or milestone payments), such amounts may be transferred to the Product Sub Account or paid directly to a Company account, in each case, without any portion being required to be paid to the Investor Account.
(c)    No later than each Payment Date, Product Sub shall provide to Investor the reports relating to Quarterly Sales Amounts and calculation of the Revenue Interest Payments required under Section 8.03(e). If the Investor in good faith disagrees with or has material questions concerning the reports relating to the Quarterly Sales Amounts and calculation of the Revenue Interest Payments for any applicable Calendar Quarter, the Investor (or Investor Representative on behalf of Investor) may deliver a Revenue Interest Payment Inquiry Notice to Product Sub. During the twenty-day period immediately following the delivery of any Revenue Interest Payment Inquiry Notice, Product Sub and Investor shall seek in good faith to address or resolve any matters specifically identified by Investor and set forth in such Revenue Interest Payment Inquiry Notice. If, at the end of such twenty-day period, Investor and Product Sub have not been able to resolve all such matters, Investor and Product Sub shall submit to an independent accounting firm as shall be agreed upon in writing by Investor and Product Sub (the “Accounting Firm”) for review and resolution of any and all matters that remain unresolved and as to no other matter. The Accounting Firm shall reach a determination as to the matters submitted to it solely based on written presentations of Investor, on the one hand, and Product Sub, on the other hand, submitted to the Accounting Firm (a copy of which presentation shall be provided to Investor or Product Sub, as applicable) and not by independent review. The Accounting Firm shall reach a final, binding resolution of all matters that remain open, which final resolution shall be binding on Investor and Product Sub (absent manifest error) and their respective successors and assigns. Product Sub and Investor agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. The fees and expenses of

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the Accounting Firm shall be borne by the Investor, provided that if the Revenue Interest Payment was understated by more than 5%, then Product Sub shall bear the cost of the Accounting Firm. Any underpayments, regardless of amount, shall be paid to Investor within 10 Business Days of the Accounting Firm’s determination with interest thereon at the Overdue Rate, calculated from the applicable Payment Date.
(d)    On or prior to each Payment Date, Product Sub shall instruct the Account Bank to disburse from funds held in the Collection Account as of the last day of the prior Calendar Quarter, in the following order of priority, as follows:
(i)    First, to the Investor Account, an amount equal to the lesser of (A) the funds on deposit in the Collection Account and (B) Revenue Interest Payments for the immediately preceding Calendar Quarter;
(ii)    If the amount disbursed to the Investor Account pursuant to Section 4.06(d)(i) above is less than the Revenue Interest Payment Amount to which Investor is entitled for the relevant Calendar Quarter, the Product Sub shall cause the Account Bank to disburse funds held in the Collection Account pursuant to Section 4.06(d)(i) until the aggregate amount of such disbursements equal the amount of such shortfall;
(iii)    If the amount disbursed to the Investor Account pursuant to Section 4.06(d)(i) above is more than the Revenue Interest Payment Amount to which Investor is entitled for the relevant Calendar Quarter (and for any prior quarter for which amounts remain unpaid), Investor shall, within twenty (20) days of such determination, cause such excess amount to be transferred to the Product Sub Account; and
(iv)    Thereafter, to the Product Sub Account an amount equal to the lesser of (A) the funds on deposit in the Collection Account as of the end of the immediately preceding Calendar Quarter and (B) an amount equal to the amount deposited in the Collection Account during the immediately preceding Calendar Quarter, minus the amounts disbursed for such Calendar Quarter pursuant to Sections 4.06(d)(i) and (ii) above, minus any amounts disbursed to the Product Sub Account during such Calendar Quarter.
(e)    Upon any disbursement of any funds from the Collection Account to the Product Sub Account, any security interest hereunder or under the other Transaction Documents granted in Product Sub’s right, title and interest in, to and under such funds shall be automatically released and terminated, and Product Sub shall be free to use any amounts in the Product Sub Account. For the avoidance of doubt, so long as no Put Option Event has occurred and is continuing, any funds in the Product Sub Account may be transferred to the Company at any time.

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Section 4.07    Mode of Payment. All payments made by a Party hereunder shall be made by deposit of Dollars by wire transfer or electronic funds transfer in immediately available funds into the applicable account.
Section 4.08    Currency Conversion. All payments received as part of the Revenue Interest Payments that are not received in Dollars shall be converted to Dollars on the same basis and utilizing the same methodology for amounts thereof payable to Product Sub and amounts thereof payable to Investor. The costs of any currency conversion shall be paid solely by Product Sub.
Article V.
TAXES
Section 5.01    Taxes.
(a)    Except as otherwise required by Applicable Law, any and all payments by Product Sub under this Agreement or any other Transaction Document shall be made free and clear of and without deduction for any and all present and future Taxes. If Product Sub or any other applicable withholding agent shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable to Investor under this Agreement or any other Transaction Document, (i) if such Taxes are Indemnified Taxes, the sum payable by Product Sub shall be increased as necessary so that after all required deductions have been made by the applicable withholding agent (including deductions applicable to additional sums payable under this Section 5.01(a) for Indemnified Taxes), the Investor receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    Status of Investor
(i)    Any Investor that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Transaction Document shall deliver to Product Sub or any other applicable withholding agent, at the time or times reasonably requested by Product Sub or such other withholding agent, such properly completed and executed documentation reasonably requested by Product Sub or such other withholding agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Investor, if reasonably requested by Product Sub or any other applicable withholding agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Product Sub or such other withholding agent as will enable Product Sub or such other withholding agent to determine whether or not such Investor is subject to backup withholding or information reporting requirements.
(ii)    Without limiting the generality of the foregoing:

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1)
If an Investor is a Foreign Investor, then such Investor shall provide to Product Sub or any other applicable withholding agent (i) in the case of a Foreign Investor claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) two accurate and complete original signed copies of IRS Form W-8BEN-E or W-8BEN (or a successor form) properly completed and duly executed by such Foreign Investor and (y) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Investor is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Product Sub within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (ii) if the payments receivable by the Foreign Investor are effectively connected with the conduct of a trade or business in the United States, two accurate and complete original signed copies of IRS applicable Form W-8ECI (or a successor form), (iii) in the case of a Foreign Investor that is entitled to benefits under an income tax treaty to which the United States is a party, two accurate and complete original signed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable article(s) of such tax treaty or (iv) to the extent a Foreign Investor is not the beneficial owner, two accurate and complete original signed copies of IRS Form W-8IMY, accompanied by two accurate and complete original signed copies of IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Investor is a partnership (and not a participating Investor) and one or more direct or indirect partners of such Foreign Investor are claiming the portfolio interest exemption, such Foreign Investor may provide a certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner. Such forms or certificates shall be delivered by such Foreign Investor on or prior to the date that it becomes an Investor under this Agreement, at any time thereafter if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, and upon a reasonable written request of Product Sub or any other applicable withholding agent. Notwithstanding any other provision of this Section 5.01(b), no Foreign Investor shall be required to deliver any form pursuant to this Section 5.01(b) that such Foreign Investor is not legally eligible to deliver.

2)
Each Investor that is not a Foreign Investor shall provide two properly completed and duly executed copies of Form W-9 (or successor form) on or prior to the date on which such Investor becomes an Investor under this Agreement, at any time thereafter if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, and upon a reasonable written request of Product Sub or any other applicable withholding agent.

3)
Any Foreign Investor shall, to the extent it is legally eligible to do so, deliver to the Product Sub and any other applicable withholding agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign

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Investor becomes an Investor under this Agreement (and from time to time thereafter upon the reasonable request of the Product Sub or such other applicable withholding agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Product Sub or such other applicable withholding agent to determine the withholding or deduction required to be made; and

4)
If a payment made to an Investor under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Investor were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Investor shall deliver to the Product Sub and any other applicable withholding agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Product Sub or such other applicable withholding agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Product Sub or such other applicable withholding agent as may be necessary for the Product Sub and such other applicable withholding agent to comply with their obligations under FATCA, to determine whether such Investor has complied with such Investor’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Section 5.02    Receipt of Payment. Within thirty (30) days after the date of any payment of Taxes withheld by Product Sub in respect of any payment to the Investor, Product Sub shall furnish to the Investor the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Investor.
Section 5.03    Other Taxes. Product Sub shall promptly pay any registration, transfer, stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Transaction Document, or from the execution, delivery, performance or enforcement of any Transaction Document, except any Excluded Taxes or such Taxes with respect to an assignment by Investor that are Other Connection Taxes, to the relevant Governmental Authority in accordance with Applicable Law.
Section 5.04    Indemnification. If the Investor pays any Indemnified Taxes that Product Sub is required to pay pursuant to this Article V, Product Sub shall indemnify the Investor on demand in full (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 5.04), whether or not such Taxes were correctly or legally asserted, together with interest thereon from and including the date of payment to, but excluding, the date of reimbursement at the Overdue Rate and reasonable expense arising therefrom. A certificate of an affected Investor claiming any compensation under this Section 5.04, setting forth the amounts to be paid thereunder and delivered to Product Sub, shall be conclusive, binding and final for all purposes, absent manifest error.
Section 5.05    Registered Obligation. Product Sub shall establish and maintain, at its address referred to in Section 12.03: (i) a Register in which Product Sub agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Investor in the Investment, each of its obligations under this Agreement to participate in the Investment, and any assignment of any such interest, obligation or right, and (ii) accounts in the Register in accordance with its usual practice in which it shall record: (1) the names and addresses of the Investor(s) (and each change thereto pursuant to Sections 12.01 and 12.02) and (2) the amount of the Investment described in clause (i) above.
Section 5.06    Tax Treatment. This Agreement is not intended to create a deemed partnership, association or joint venture between or among Investor and/or Product Sub or any Subsidiary. Each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture”.
Article VI.
CLOSING CONDITIONS
Section 6.01    Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher, 555 Mission Street, San Francisco, California on 10:00 a.m. (Pacific Time) on the Effective Date, or as may be mutually agreed by the Parties (the “Closing Date”). At the Closing, the Parties shall deliver the closing deliverables set forth in Section 6.02.

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Section 6.02    Conditions Precedent to Closing. The obligation of the Investor to pay the Investment Amount to Product Sub on the Closing Date shall be subject to the fulfillment, to the sole satisfaction of the Investor, of all of the following conditions precedent in addition to the conditions specified in Section 2.01:
(a)    Investor shall have received on or before the Closing Date an executed copy of:
(i)    a certificate of each of Product Sub and the Company, executed respectively by a Senior Officer thereof, dated the Closing Date, substantially in the form of Exhibit F hereto;
(ii)    an executed copy of an opinion of Gibson, Dunn & Crutcher, LLP, counsel to Product Sub and the Company, dated the Closing Date in form and substance reasonably satisfactory to the Investor.
(b)    Product Sub and the Company shall each have delivered to the Investor a certificate, dated the Closing Date, of a Senior Officer (the statements in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of such party’s certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the Board of Directors (or similar governing body) of such party authorizing and approving the execution, delivery and performance by such party of the Transaction Documents to which it is a party and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer of such party who executed and delivered such Transaction Documents, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Authority of the jurisdiction of formation, stating that such party was in good standing under the laws of such jurisdiction as of a date within five Business Days of the Closing Date.
(c)    This Agreement and the other Transaction Documents shall have been executed and delivered to the Investor by each party thereto (other than the Investor), and Product Sub shall have delivered, or caused to be delivered, such other documents as the Investor reasonably requested, in each case, in form and substance satisfactory to the Investor.
(d)    Product Sub shall have delivered to the Investor certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date (in no event more than five Business Days prior) listing all effective financing statements, lien notices or comparable documents that name Product Sub as debtor and that are filed in those state and county jurisdictions in which Product Sub is organized or maintains its principal place of business.

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(e)    The Investor shall have received all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions, including recordations in the United States Patent and Trademark Office and the United States Copyright Office that are necessary or reasonably requested by the Investor in order to establish, protect, preserve and perfect the security interest in the assets of Product Sub constituting Collateral as provided in the Security Agreement as a valid and perfected first priority security interest with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to the Investor shall have been made).
(f)    The Investor shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including and the information described in Section 12.17.
Article VII.
REPRESENTATIONS AND WARRANTIES
Section 7.01    Representations and Warranties of Product Sub. Product Sub hereby represents and warrants to the Investor as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified) as follows:
(a)    Product Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. Product Sub is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have resulted in (a) a Material Adverse Effect, or (b) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments).
(b)    None of the execution and delivery by Product Sub of any of the Transaction Documents to which Product Sub is party, the performance by Product Sub of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the termination or performance of or payment under, in any material respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which Product Sub or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any legally effective term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Product Sub or any of its Subsidiaries is a party or by which Product Sub or any of its

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Subsidiaries or any of their respective assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of Product Sub or any of its Subsidiaries, except in the case of clause (A) or (B) where any such event would not result in (1) a Material Adverse Effect, or (2) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments; or (ii), except as provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Patents, the Product, the Compound or the Revenue Interest Payments.
(c)    Other than pursuant to, or as permitted by, the Transaction Documents, Product Sub has not granted, nor does there exist, any Lien on the Transaction Documents, the Patents or the Revenue Interest Payments (other than Permitted Liens).
(d)    Product Sub has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Product Sub is party and the performance by Product Sub of its obligations hereunder and thereunder have been duly authorized by Product Sub. Each of the Transaction Documents to which Product Sub is party has been duly executed and delivered by Product Sub. Each of the Transaction Documents to which Product Sub is party constitutes the legal, valid and binding obligation of Product Sub, enforceable against Product Sub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
(e)    Upon giving effect to the Contribution, Product Sub shall be the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens and Product Sub shall be entitled to be the sole recipient of all payments in respect of the Revenue Interest Payments. The Revenue Interest Payments constituting Collateral granted to the Investor on the Closing Date have not been pledged, sold, assigned, transferred, conveyed or granted by Product Sub to any other Person. Upon granting by Product Sub of the security interests in the Revenue Interest Payments to the Investor, the Investor shall acquire a first priority security interest in the Revenue Interest Payments free and clear of all Liens, other than Permitted Liens. Product Sub has not caused, and to the Knowledge of Product Sub no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Revenue Interest Payments, to be subordinated to any creditor or any other Person.
(f)    The execution and delivery by Product Sub of the Transaction Documents to which Product Sub is party, the performance by Product Sub of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the Revenue Interest Payments to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings

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necessary to perfect Liens created by the Transaction Documents, (iii) those previously obtained and in full force and effect, and (iv) consent, filings and registrations in connection with the Contribution as contemplated by the Contribution Agreement.
(g)    There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of Product Sub, threatened in writing by or against Product Sub or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Product Sub is party.
(h)    Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the present fair saleable value of the properties and assets of Product Sub and its Subsidiaries, taken as a consolidated group, on a going concern basis will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the properties and assets of Product Sub on a going concern basis will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) Product Sub will be generally able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (iv) Product Sub will not have unreasonably small capital with which to engage in its business as now conducted, (v) Product Sub has not incurred, and has not agreed to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (vi) Product Sub will not have become subject to any Insolvency Event and (vii) Product Sub will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken by Product Sub or, to its Knowledge, any other Person to make Product Sub subject to an Insolvency Event.
(i)    No Put Option Event or event which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant sub-clauses of the definition of “Put Option Event”) would, unless cured or waived, become a Put Option Event, has occurred and is continuing, and no such event will occur upon the making of the Investment.
(j)    Product Sub has filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it, if any, and has paid all Taxes required to be paid by it, except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books and except where any such failure to file or pay would not result in (a) a Material Adverse Effect, or (b) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments.
(k)    Product Sub has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

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(l)    Product Sub: (a) has not violated and is not in violation of, nor to its Knowledge under investigation with respect to, nor has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, and (b) is not subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would result in a Material Adverse Effect. Product Sub is in compliance with the requirements of all Applicable Laws, a breach of any of which would result in a Material Adverse Effect.
(m)    Intellectual Property; Licenses; Etc.
(1)    Schedule 7.01(m) sets forth a complete and accurate list of the following as of the Closing Date: (i) all Copyrights and all Trademarks of the Product Sub, that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents of the Product Sub including the following for each Patent: (A) the application number; (B) the patent or registration number, if any; (C) the country or other jurisdiction where the Patent was issued, registered, or filed; (D) the scheduled expiration date of any issued Patent, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (E) the registered owner thereof, (iii) all Domain Names owned by the Product Sub or which the Product Sub is licensed, authorized or otherwise granted rights under or to, or owned by a Person on behalf of the Product Sub, together with relevant identifying information with respect to such Domain Names, (iv) each Copyright License, each Patent License and each Trademark License of the Product Sub and (v) each other right or interest in the IP Rights of the Product Sub that is material to the Product Sub, its properties or the conduct or operation of its business (including the generation of future revenues).
(2)    The IP Rights are subsisting, valid, unexpired and enforceable, and have not been abandoned and there have not been, nor are there, any disputes relating to the Product Sub’s rights in the IP Rights. To the Knowledge of Product Sub, no claim has been made that the use or other Exploitation by the Product Sub, any of its Affiliates or any of their licensees of any of the IP Rights, including, without limitation, to advertise, display, import, manufacture, have manufactured, market, offer for sale, perform, prepare derivative works based upon, promote, reproduce, sell, use and/or otherwise distribute a Product, does, may or will infringe, violate or misappropriate the rights of any Person. Neither the Product Sub nor any of its Affiliates has received any opinion of counsel that any of the IP Rights is invalid or unenforceable. No holding, decision or judgment has been rendered by any Governmental Authority relating to the Product Sub or the Company that would limit, invalidate, render unenforceable, cancel or question the validity of any IP Right, including any Patent claims, and no action or proceeding is pending seeking to limit, invalidate, render unenforceable, cancel or question the validity of any

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IP Right that, in any case, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the value of any IP Right. The Product Sub and its Affiliates have, since taking title to the IP Rights or entering into any license with respect thereto, performed all acts and have paid all required annuities, fees, costs, expenses and taxes to maintain the IP Rights in full force and effect throughout the world, as applicable. All applications for registration pertaining to the IP Rights of the Product Sub have been duly and properly filed, and all registrations or letters patent pertaining to the IP Rights have been duly and properly filed and issued. The Product Sub and its Subsidiaries own, or are entitled to use by license or otherwise, all the IP Rights. Neither the Product Sub nor any of its Affiliates has made any assignment or agreement in conflict with the security interest in the IP Rights of the Product Sub hereunder and no license agreement with respect to any of the IP Rights conflicts with the security interest granted to the Investor Representative, on behalf of the Investor, pursuant to the terms of the Transaction Documents. To the extent any of the IP Rights were authored, developed, conceived or created, in whole or in part, for or on behalf of the Product Sub or any of its Affiliates by any Person, then the Product Sub or such Affiliate has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such IP Rights to the Product Sub or such Affiliate. To the Knowledge of Product Sub, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Product Sub or any of its Affiliates or any licensee of the Product Sub or any of its Affiliates violates, infringes or misappropriates any rights held by any other Person. No claim or litigation regarding any of the IP Rights is pending or, to the Knowledge of Product Sub, threatened. None of the IP Rights is subject to any license grant by the Product Sub or any of its Affiliates or similar arrangement, except for those license grants disclosed on Schedule 7.01(m).
(3)    Except as set forth on Schedule 7.01(m), the consummation of the transaction contemplated hereby and the exercise by the Investor Representative or the Investor of any right or protection set forth in this Agreement will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, (i) any licenses associated with IP Rights, (ii) Drug Applications or (iii) Governmental Licenses.
(4)    All contracts relating to the Product Sub’s rights in the Patents have been provided or made available to the Investor prior to the Closing Date. Neither the Product Sub nor any of its Affiliates has received any notice of any claim by any third party challenging the validity or enforceability of any of the Patents.
(5)    In each issued Patent, there is at least one valid claim that would be infringed by the Product Sub’s Exploitation of a Product but for the Product Sub’s rights to such Patent.
(6)    There are no current proceedings, and to the Knowledge of the Product Sub, there are no threatened proceedings, before a Governmental Authority that could (i) impact the validity and/or enforceability of any of the claims of the Patents, or (ii) otherwise impact whether any claim within the Patents is valid.

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(7)    Each of the Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or is pending. To the Knowledge of the Product Sub, there is not any Person who is or claims to be an inventor of any of the Patents who is not a named inventor thereof. Neither the Product Sub nor any of its Affiliates has received any notice from any Person who is or claims to be an inventor of any of the Patents who is not a named inventor thereof.
(8)    Each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a contract assigning his, her or its entire right, title and interest in and to such Patent and the inventions embodied, described and/or claimed therein, to the owner thereof and, except as set forth on Schedule 7.01(m), each such contract has been duly recorded at the United States Patent and Trademark Office or with any other Governmental Authority or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property in the appropriate country or jurisdiction where such Patent was issued, registered or filed.
(9)    There are no unpaid maintenance fees, annuities or other like payments with respect to the Patents.
(10)    To the Knowledge of the Product Sub, no issued Patent has lapsed, expired or otherwise been terminated. Except for the temporary abandonment of U.S. Patent Application Serial No. 12/639,987 which was duly revived, to the Knowledge of the Product Sub, no Patent applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law.
(11)    To the Knowledge of the Product Sub, none of the conception, development and reduction to practice of the inventions claimed in the Patent has constituted or involved the misappropriation of trade secrets or other rights or property of any third party.
(12)    Neither the Product Sub nor any of its Affiliates has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any issued Patent.
(13)    The Product Sub has not, and to the Knowledge of the Product Sub, no other Person has, undertaken or omitted to undertake any acts, and to the Knowledge of the Product Sub no circumstances or grounds exist, that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Patents.
(14)    There have not been nor are there any pending disputes or like procedures involving any of the Patents. To the Knowledge of the Product Sub, there are not any threatened disputes or like procedures involving any of the Patents.
(15)    To the Knowledge of the Product Sub, no patent belonging to a third party that Product Sub does not have the right to use, has been, or is, or will be, infringed by Product Sub’s Exploitation of a Product. Except as set forth on Schedule 7.01(m), no royalty payments

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are due by the Product Sub to a third party in connection with any in-license by the Product Sub of any patents owned by a third party or intellectual property owned by a third party used in connection with the Product Sub’s Exploitation of a Product. The Product Sub has not received any notice of any claim by any third party asserting that the Product Sub’s Exploitation of a Product infringes, or will infringe, such third party’s patents. The Product Sub has not received any opinion of counsel regarding infringement or non-infringement of any patents owned by a third party by the Product Sub’s Exploitation of a Product.
(16)    To the Knowledge of the Product Sub, there are no pending, published patent applications owned by any third party, which the Product Sub does not have the right to use, which if issued, would limit or prohibit in any material respect the Product Sub’s Exploitation of a Product.
(17)    To the Knowledge of the Product Sub, no third party is infringing any of the issued Patents. The Product Sub has not put any third party on notice of any of the issued Patents.
(18)    There is no pending, decided or settled dispute, including, without limitation, any International Trade Commission investigation, and, to the Knowledge of the Product Sub, no such dispute has been threatened, in each case, challenging the legality, validity, enforceability, scope or ownership of any Patent, or adjudicating whether any Patent is or would be infringed by the Exploitation of a Product by a third party.
(19)    There are no Disputes between or among the Product Sub and a third party relating to the Product Sub’s Exploitation of a Product. The Product Sub has not received notice of any such Dispute, and to the Knowledge of the Product Sub, there exists no circumstances or grounds upon which any such claims could be asserted. To the Knowledge of the Product Sub, the Patents are not subject to any outstanding injunction, judgment or other decree, ruling, charge settlement or other disposition of any Dispute.
(20)    To the Knowledge of the Product Sub, each individual associated with the filing and prosecution of the Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), including the duty to disclose to any such applicable office all information known to be material to patentability.
(n)    Product Sub is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by Product Sub for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
(o)    As of the Closing Date, except as set forth on Schedule 7.01(o), Product Sub is not a party to any Material Contract (other than, after giving effect to the Contribution

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thereof under the Contribution Agreement, the Material Contracts specified in the Contribution Agreement).
(p)    To Product Sub’s Knowledge, except as separately disclosed in writing to Investor referencing this Section 7.01, neither Product Sub nor any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by Product Sub or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract. Product Sub has not received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the date hereof.
(q)    Upon the Contribution thereof to, and assumption thereof by, Product Sub, each Material Contract shall be a valid and binding obligation of Product Sub and, to the Knowledge of Product Sub, of the applicable Material Contract Counterparty, enforceable against each of Product Sub and, to the Knowledge of Product Sub, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Product Sub has not received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract. Neither Product Sub, nor to the Knowledge of Product Sub, any other Person, has delivered or intends to deliver any written notice to Product Sub or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.
(r)    Neither Product Sub nor to the Knowledge of Product Sub, any Material Contract Counterparty, is contemplating to commence any case, proceeding or other action relating to Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.
(s)    No Capital Stock has been issued by Product Sub other than the Capital Stock issued to the Company that is subject to the pledge to the Investor under the Stock Pledge Agreement.
(t)    The chief place of business, the chief executive office and each office where Product Sub keeps its records regarding the Revenue Interest Payments are, as of the date hereof, each located at 4550 Towne Centre Court, San Diego, CA 92121.
(u)    Product Sub (or any predecessor by merger or otherwise) has not, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.
(v)    All written information contained in the documentation set forth on Schedule 7.01(v) that was: (i) produced by the Company or Product Sub, and (ii) supplied to the Investor prior to the Effective Date is accurate and complete in all material respects. All written

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information contained in the documentation set forth on Schedule 7.01(v) that was: (i) produced by any Third Party, and (ii) supplied to the Investor prior to the Effective Date is accurate and complete in all material respects to the Knowledge of Product Sub. The projections and pro forma information contained in such written materials produced by the Company or Product Sub were based upon good faith estimates and assumptions believed by Product Sub to be reasonable at the time made, it being recognized by the Investor that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
Section 7.02    Representations and Warranties as to Company, Etc.. Product Sub hereby represents and warrants to the Investor as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified), with respect to the Company and, in certain cases, its Subsidiaries (which in all cases excludes Product Sub and its Subsidiaries), as follows:
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have resulted in (a) a Material Adverse Effect, or (b) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments).
(b)    None of the execution and delivery by the Company of any of the Transaction Documents to which the Company is party, the performance by the Company of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of the Company or any of its Subsidiaries, except in the case of clause (A) or (B) where any such event would not result in (1) a Material Adverse Effect, or (2) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments; or (ii) except as

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provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Patents, the Product or the Revenue Interest Payments.
(c)    Except pursuant to, or as contemplated by, the Transaction Documents and except for Permitted Liens, the Company has not granted, nor does there exist, any Lien on the Transaction Documents, the Patents or the Revenue Interest Payments.
(d)    The Company has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Company is party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company. Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company. Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
(e)    The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including granting of security interests in the Revenue Interest Payments to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of (i) any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Transaction Documents, (iii) those previously obtained and in full force and effect, and (iv) consents, filings and registrations in connection with the Contribution as contemplated by the Contribution Agreement.
(f)    There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in (A) a Material Adverse Effect, or (B) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.
(g)    Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the present fair saleable value of the Company’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the properties and assets of Company and its Subsidiaries, taken as a whole, will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations,

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including contingent liabilities, as they become absolute and matured, (c) the Company will be generally able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (d) the Company will not have unreasonably small capital with which to engage in its business as now conducted, (e) the Company has not incurred and has not agreed to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Insolvency Event and (g) the Company will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken by the Company or, to its Knowledge, any other Person to make the Company subject to an Insolvency Event.
(h)    No Put Option Event or event which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant sub-clauses of the definition of “Put Option Event”) would, unless cured or waived, become a Put Option Event, has occurred and is continuing, and no such event will occur upon the making of the Investment.
(i)    The Company has timely filed (or caused to be filed) all tax returns and reports required by Applicable Law to have been filed by it and has paid all taxes required to be paid by it, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books and except where any such failure to file or pay would not result in (a) a Material Adverse Effect, or (b) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments.
(j)    The Company has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
(k)    None of the Company or any of its Subsidiaries (i) has violated or is in violation of, has been threatened to be charged with or been given notice of any violation of, or, to the Company’s Knowledge, is under investigation with respect to, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (ii) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case with respect to clauses (i) and (ii), that would result in (x) a Material Adverse Effect, or (y) an adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments. Each of the Company and any Subsidiary of the Company is in compliance with the requirements of all Applicable Laws, a breach of any of which would result in a Material Adverse Effect.
(l)    The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by the Company for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

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(m)    The Company, its Affiliates and their agents have conducted their activities and the filings made are material compliance with all statutes, rules and regulations of the FDA and any Regulatory Agency with respect to the evaluation, testing, manufacturing and distributing of the Product. Neither the Company nor any of its Affiliates has received from any Governmental Authority any Forms 483, notices of adverse findings or warning letters or other correspondence in which such Governmental Authority asserted that the operations of the Company or any of its Affiliates may not be in material compliance with Applicable Laws, orders, judgments or decrees in connection with their respective activities relating to the Product.
(n)    Schedule 7.02(n) hereto contains a list of each Material Contract to which Company is a party, without giving effect to any Contribution(s) under the Contribution Agreement. As of the Closing Date, there has been provided a true and complete copy of each of the Material Contracts to the Investor.
(o)    To Company’s Knowledge, except as separately disclosed in writing to Investor referencing this Section 7.02, neither Company nor any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by Company or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract. Company has not received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the date hereof.
(p)    Prior to the Contribution thereof, each Material Contract is a valid and binding obligation of Company and, to the Knowledge of Company, of the applicable Material Contract Counterparty, enforceable against each of Company and, to the Knowledge of Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Company has not received any written notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.
(q)    Company has not received any notice from any Material Contract Counterparty or any other Person threatening or commencing any case, proceeding or other action relating to Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.
(r)    The Company has not taken any action or omitted to take any action that would be reasonably expected to have an adverse impact on the right of the Investor to take a security interest in the Collateral.
(s)    Company (or any predecessor by merger or otherwise) has not, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.

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(t)    Neither Company nor to the Knowledge of Company any of Company’s directors, officers, employees, Affiliates or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Company, and, to the Knowledge of Company, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(u)    Company maintains a system of accounting controls that is sufficient, in the opinion of the management of Company, to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(v)    The Financial Statements of Company are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of Company and its Subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of Company and its Subsidiaries for the periods presented therein. Since December 31, 2017, there has been no Material Adverse Effect. Company and its Subsidiaries have no Indebtedness (or other liabilities) other than (i) identified in the Financial Statements or (ii) incurred by Company or its Subsidiaries in the ordinary course of business since December 31, 2017.
(w)    The Stock Pledge Agreement, when executed and delivered by the parties thereto, is effective to create in favor of Investor, legal, valid and enforceable (subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law)) Liens on, and security interests in, the Capital Stock of Product Sub, and, when (x) financing statements and other filings in appropriate form are filed with the California Secretary of State and the Delaware Secretary of State, as applicable, and (y) upon the taking of possession or control by Investor of the Capital Stock certificates (if certificated) with duly executed instruments of transfer in blank, the Liens created by the Stock Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Company in the Capital Stock of Product Sub, subject to no Liens other than Permitted Liens.

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(x)    The claims and rights of Investor created by the Stock Pledge Agreement in and to the Capital Stock of Product Sub and by the Security Agreement in the Collateral, will be senior to any Indebtedness or other obligation of Company, with respect to such Collateral.
(y)    Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.
(z)    To the Knowledge of Company, there has been no indication that the FDA or any other Regulatory Agency intends to withdraw or is considering the withdrawal of approval of the Product.
Section 7.03    Representations and Warranties of Investor. Investor hereby represents and warrants to Product Sub as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified) as follows:

(a)
each Investor entity is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. Investor is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have a material adverse effect on the timing or performance of the Investor’s obligations hereunder.

(b)
None of the execution and delivery by the Investor of any of the Transaction Documents to which the Investor is party, the performance by the Investor of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the termination or performance of or payment under, in any material respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Investor or any of its assets or properties may be subject or bound, (B) any legally effective term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Investor is a party or by which the Investor or any of its assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of the Investor, except in the case of clause (A) or (B) where any such event could not reasonably be expected to have a material adverse effect on the timing or performance of the Investor’s obligations hereunder.

(c)
The Investor has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction

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Documents to which the Investor is party and the performance by the Investor of its obligations hereunder and thereunder have been duly authorized by the Investor. Each of the Transaction Documents to which the Investor is party has been duly executed and delivered by the Investor. Each of the Transaction Documents to which the Investor is party constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(d)
The execution and delivery by the Investor of the Transaction Documents to which the Investor is party, the performance by the Investor of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Transaction Documents, and (iii) those previously obtained and in full force and effect.

(e)
The Investor acknowledges that it has (a) reviewed the Material Contracts and such other documents and information relating to the Product and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of Product Sub or the Company concerning the Regulatory Approvals, all Intellectual Property and the Product, in each case, as it deemed necessary to make an informed decision to make the Investment in accordance with the terms of this Agreement. The Investor has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of making the Investment (and accepting the risk attendant thereto) in accordance with the terms of this Agreement.

Section 7.04    Survival of Representations and Warranties. All representations and warranties by the Parties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to Investor under the Transaction Documents and the termination of this Agreement pursuant to its terms.
Article VIII.
AFFIRMATIVE COVENANTS
Product Sub covenants and agrees with Investor that, until the Termination Date:
Section 8.01    Maintenance of Existence. Product Sub shall at all times (a) preserve, renew and maintain in full force and effect its legal existence (except as otherwise permitted pursuant to Section 9.02(a) hereof) and good standing as a limited liability company under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given Investor the notice thereof required under Section 8.13; and (c) take all reasonable action to maintain all rights, privileges, permits,

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licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 8.02    Use of Proceeds. Product Sub shall use the entire net proceeds of the Investment received by it to acquire assets from the Company pursuant to the Contribution Agreement.
Section 8.03    Financial Statements and Information.
(a)    In the event that any such information need not be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Product Sub shall furnish to the Investor, on or before the forty-fifth (45th) day after the close of each of the first three quarters of each fiscal year and the seventy-fifth (75th) day after the close of the fourth quarter of each fiscal year, as applicable, the unaudited consolidated balance sheet of the Company as at the close of such quarter and unaudited consolidated statement of operations and comprehensive loss and cash flows of the Company for such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with GAAP. Concurrently with the delivery or filing of the documents described in the preceding sentence, Product Sub shall furnish to the Investor a certificate of the chief financial officer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Put Option Event.
(b)    In the event that any such information need not be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Product Sub shall furnish to the Investor, on or before the 135th day after the close of each fiscal year, the Company’s audited financial statements as at the close of such fiscal year, including the consolidated balance sheet as at the end of such fiscal year and consolidated statement of operations and cash flows of the Company for such fiscal year, in each case accompanied by the report thereon of the Company’s independent registered public accounting firm. Concurrently with the delivery or filing of the documents described in the preceding sentence, Product Sub shall furnish to the Investor a certificate of the chief financial officer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Put Option Event.
(c)    Product Sub shall, promptly upon receipt thereof, forward or cause to be forwarded to the Investor copies of all Notices, reports, updates and other data or information (i) pertaining to the Revenue Interest Payments and other Collateral, (ii) received from any Third Party which relate to events or circumstances that could reasonably be expected to have a Material Adverse Effect or that relates to Marketing Authorizations or (iii) received from any Person that relate to the Intellectual Property and that could reasonably be expected to have a Material Adverse Effect, or that the Investor reasonably requests.
(d)    Product Sub shall permit Investor and its Representatives, once per calendar quarter, during normal business hours and upon at least ten (10) Business Days’ prior written notice to Product Sub (provided that, after the occurrence and during the continuance of a Put Option Event, Investor shall have the right, as often, at such times and with such prior notice,

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as Investor determines in its reasonable discretion), to discuss, with officers of Product Sub and the Company, the business, operations, properties and financial and other condition of Product Sub and the Company, to discuss the Product, to discuss regulatory activities with respect thereto, to discuss business development and Commercialization efforts relating to the Product, to verify compliance with the provisions of the Transaction Documents regarding receipt and application of the Revenue Interest Payments. Additionally, Product Sub shall permit Investor and its Representatives, once per calendar year, during normal business hours and upon at least ten (10) Business Days’ prior written notice to Product Sub (provided that, after the occurrence and during the continuance of a Put Option Event, Investor shall have the right, as often, at such times and with such prior notice, as Investor determines in its reasonable discretion) to visit the offices and properties of Product Sub and Company where books and records relating or pertaining to the Revenue Interest Payments and the Collateral are kept and maintained (or, at Investor’s option, to conduct a meeting by telecommunications), and to inspect and make extracts from and copies of the books and records of Product Sub and Company relating or pertaining to the Revenue Interest Payments and the Collateral. To the extent Product Sub or Company are entitled to visit, inspect or audit books and records of any third party relating or pertaining to the Revenue Interest or the Collateral, whether in person or electronically, if either Product Sub (or Company on behalf of Product Sub) conducts such a visit, inspection or audit, such Party will share with the Investor a copy of the results of such visit, inspection or audit.
(e)    On a quarterly basis, within five (5) Business Days after the filing of its quarterly or annual report required to be filed with the SEC pursuant to Section 13 or 15(d), but in any event not later than the date required pursuant to Sections 8.03(a) and (b), respectively, Product Sub shall deliver or cause to be delivered to the Investor a written report in form reasonably satisfactory to the Investor setting forth the amount of gross sales of the Product in each country in the Territory for the Calendar Quarter in which Quarterly Sales Amounts occurred during the applicable Calendar Quarter, an itemized reasonably detailed calculation of Net Sales in the U.S. in such Calendar Quarter, and a calculation of the Revenue Interest Payment Amount for the applicable Calendar Quarter, showing the Applicable Percentage applied thereto. For two (2) years after each sale of the Product made by Product Sub or any of its Affiliates, Product Sub shall keep (and shall ensure that its Affiliates shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Revenue Interests payable in respect thereof. Product Sub shall use commercially reasonable efforts to include in each contract of Product Sub related to the Commercialization of the Product entered into on or after the Closing Date, an acknowledgement and consent to the obligations of Product Sub pursuant to this Section 8.03(e) and provide that the counterparty to such contract shall furnish to Product Sub all information necessary for Product Sub to comply with this Section 8.03(e) and calculate the Revenue Interests that are payable as set forth in this Agreement.
(f)    All written information supplied by or on behalf of Product Sub to the Investor pursuant to this Section 8.03 (other than Sections 8.03(a) and 8.03(b)) shall be accurate and complete in all material respects as of its date or the date so supplied and the financial statements provided pursuant to Sections 8.03(a) and 8.03(b) fairly present in all material respects the financial positions and results of operations as of the dates indicated therein, subject,

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in the case of quarterly financial statements and any other non-audited financial information, to normal year end and other adjustments. For the avoidance of doubt, Product Sub makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to the Investor pursuant to this Section 8.03, unless to the actual Knowledge of Product Sub or the Company such information is inaccurate or incomplete, in which case Product Sub or the Company shall specify such inaccuracy or incompleteness.
Section 8.04    Books and Records. Product Sub shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Product Sub in accordance with GAAP.
Section 8.05    Governmental Authorizations. Product Sub shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Product Sub of this Agreement and the other Transaction Documents to which it is a party.
Section 8.06    Compliance with Laws and Contracts.
(a)    Product Sub shall comply with all Applicable Laws and perform its obligations under all Material Contracts, if any, entered into after the Closing Date relative to the conduct of its business, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect. Product Sub shall use commercially reasonable efforts to take all actions necessary to enforce its rights under each Material Contract, and perform all of its material obligations under each Material Contract, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    Product Sub shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
Section 8.07    Plan Assets. Product Sub shall not take any action that causes its assets to be deemed to be Plan Assets at any time.
Section 8.08    Notices.
(a)    Product Sub shall promptly after Product Sub has Knowledge thereof, give written Notice to the Investor of any Put Option Event and each other event that has or could reasonably be expected to have a Material Adverse Effect; provided that in any of the foregoing situations where Product Sub knows a press release or other public disclosure is to be made, Product Sub shall use all commercially reasonable efforts to provide such information to the Investor as early as possible but in no event later than simultaneously with such release or other public disclosure.

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(b)    Product Sub shall promptly give written Notice to the Investor upon receiving notice, or otherwise obtaining Knowledge, of any default or event of default under any Material Contracts.
(c)    Product Sub shall, promptly (and in any event within five (5) Business Days) after Product Sub has Knowledge thereof, give written Notice to the Investor of any litigation or proceedings to which Product Sub is a party or which could reasonably be expected to have a Material Adverse Effect.
(d)    Product Sub shall, promptly after Product Sub has Knowledge thereof, give written Notice to the Investor of any litigation or proceedings challenging the validity of the Transaction Documents or any of the transactions contemplated therein.
(e)    Product Sub shall, promptly after Product Sub has Knowledge thereof, give written Notice to the Investor of any representation or warranty made or deemed made by Product Sub in any of the Transaction Documents or in any certificate delivered to the Investor pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.
(f)    Product Sub shall, promptly after Product Sub has Knowledge thereof, give written Notice to the Investor of the occurrence of any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect.
(g)    Product Sub shall, promptly after receipt of any written notice of an event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provide a copy of such notice to Investor together with a summary of Product Sub’s intended response.
(h)    Product Sub shall, promptly after Product Sub has Knowledge thereof, give written Notice to the Investor of the occurrence of (i) a manufacturing disruption which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the level of Net Sales of the Product or (ii) any other material adverse effect on the Exploitation of the Product.
Section 8.09    Payment of Taxes; Tax Status of Product Sub. Product Sub or the Company, as applicable, shall pay all material Taxes of any kind imposed on or in respect of its income or assets that are due and payable and before any Lien on any of its assets exists as a result of nonpayment except as provided in Section 9.03 hereof and except for Taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP. Product Sub will at all times remain a disregarded entity owned directly by the Company (unless otherwise consented to in advance in writing by Investor) for U.S. federal and all applicable state and local income tax purposes.
Section 8.10    Waiver of Stay, Extension or Usury Laws. Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful

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Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had applicable law not limited the interest rate so payable. In no event shall the total interest received by the Investor under this Agreement and the other Transaction Documents exceed the amount which such Investor could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate. Without limiting the foregoing, Product Sub will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive Product Sub from paying all or any portion of the principal of or premium, if any, or interest on the Investments contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Product Sub hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to the Investor, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 8.11    Intellectual Property.
(a)    Product Sub shall, at its sole expense, exercise its rights under the Contribution Agreement to cause the Company to prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary and/or desirable to (i) prosecute and maintain the material Intellectual Property (including Patents therein); and (ii) defend or assert such material Intellectual Property against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference) to the extent Product Sub has the right to do so. Product Sub shall keep the Investor informed of all of such actions and the Investor shall have the opportunity to participate and meaningfully consult with Product Sub and the Company with respect to the direction thereof and Product Sub shall, and shall cause the Company to, consider all of the Investor’s comments in good faith. For clarity, this subsection (a) shall apply only to the extent of Product Sub’s or any Affiliate’s rights (including rights to review and comment) to prosecute, maintain and/or enforce the Intellectual Property.
(b)    Product Sub shall cause the Company to use commercially reasonable efforts to prosecute all pending Patent applications within the Patent Rights for which the Company or its Affiliates has rights to prosecute such Patents consistent with standards in the biotechnology industry (as applicable) for similarly situated entities.
(c)    Product Sub and the Company and its Affiliates shall:
(i)    take reasonable measures to protect the proprietary nature of material Intellectual Property and to maintain in confidence all trade secrets and confidential information comprising a part thereof;

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(ii)    not disclose and use commercially reasonable efforts to prevent any distribution or disclosure by others (including their employees and contractors) of any item that contains or embodies material Intellectual Property; and
(iii)    take reasonable physical and electronic security measures to prevent disclosure of any item that contains or embodies material Intellectual Property.
(d)    Product Sub shall cause the Company to use commercially reasonable efforts to cause each individual associated with the filing and prosecution of the Patents material to the conduct of the business of Product Sub and its Subsidiaries to comply in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist.
(e)    Product Sub shall furnish the Investor from time to time upon Investor’s reasonable written request therefor, but in any event not more than once in any six (6)-month period so long as no Put Option Event is continuing, reasonably detailed statements and schedules further identifying and describing the Intellectual Property and such other materials evidencing or reports pertaining to any Intellectual Property as the Investor may reasonably request.

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Section 8.12    Security Documents; Further Assurances. Product Sub shall promptly, upon the reasonable request of the Investor, at the Investor’s sole cost and expense (and shall promptly reimburse Product Sub upon demand for such costs and expenses so incurred), (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the Investor reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Transaction Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to the Investor from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Investor and the Investor shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Transaction Documents; and (c) upon the exercise by the Investor of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Investor may require. In addition, Product Sub shall promptly, at Investor’s sole cost and expense, execute and deliver to the Investor such further instruments and documents, and take such further action, as the Investor may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Investor hereby and thereby.
Section 8.13    Information Regarding Collateral. Product Sub shall not effect any change (i) in its legal name, (ii) in the location of its chief executive office, (iii) in its identity, (iv) in its Federal Taxpayer Identification Number or organizational identification number, if any, (v) in its Organizational Documents or (vi) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Investor Representative not less than ten (10) days prior written notice (in the form of an certificate of a duly authorized officer of Product Sub), or such lesser notice period agreed to by the Investor Representative in its reasonable discretion, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Investor Representative may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Investor Representative to maintain the perfection and priority of the security interest of the Investor Representative (for the benefit of the Investor) in the Collateral, if applicable. Product Sub agrees to provide promptly the Investor Representative with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Product Sub also agrees to notify promptly the Investor Representative of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral is located (including the establishment of any such new office or facility), other than (a) changes in location to a mortgaged property, (b) Collateral which is in-transit or in the possession of employees, and (c) Collateral which is out for repair or processing.

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Section 8.14    Additional Collateral; Commercialization of the ProductWith respect to any Collateral acquired after the Closing Date by Product Sub that is not already subject to the Lien created by any of the Transaction Documents or specifically excluded from the requirement to be subject to such Lien in the Transaction Documents, Product Sub shall promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Investor Representative such amendments or supplements to the relevant Transaction Documents or such other documents as the Investor Representative shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Investor Representative. Product Sub shall otherwise take such actions and execute and/or deliver to the Investor Representative such documents as the Investor Representative shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties.
(a)    Product Sub shall at all times (either directly or through an Affiliate or Product Licensee) use or cause to be used Commercially Reasonable and Diligent Efforts to Commercialize the Product, including using Commercially Reasonable and Diligent Efforts to maintain the economic benefits of its relationships with providers of goods and services under such Material Contracts as may be entered into by Product Sub or replacements or substitutes therefor.
(b)    Upon the occurrence of a breach of any Material Contract by any other party thereto, which would reasonably be expected to result in a Material Adverse Effect on the Product, Product Sub shall use Commercially Reasonable and Diligent Efforts to seek to enforce all of its (and cause its Affiliates to seek to enforce all of their) rights and remedies thereunder. In the case of Material Contracts consisting of licenses or other arrangements under which the counterparty is to make payments to Product Sub in respect of such Commercialization, such counterparties shall be instructed to make all payments to the Collection Account for receipt and disbursement in accordance with the terms hereof. Product Sub shall use Commercially Reasonable and Diligent Efforts to prepare, execute, deliver and file (or cause the same to be done) any and all agreements, documents or instruments that are necessary or desirable to secure and maintain, all Marketing Authorizations for the Product. Except to the extent required under Applicable Law (e.g., recalls), Product Sub shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Marketing Authorization once obtained. Following the receipt of a Marketing Authorization in any country, Product Sub agrees to use Commercially Reasonable and Diligent Efforts, itself or through one or more of its Affiliates, licensees or other agents, to Commercialize the Product in each such country.
Article IX.
NEGATIVE COVENANTS
Product Sub covenants and agrees with Investor that, until the Termination Date:
Section 9.01    Activities of Product Sub.

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(a)    Product Sub shall not amend, modify, waive or terminate (other than expiration in accordance with its terms) any provision of, or permit or agree to the amendment, modification, waiver or termination (other than expiration in accordance with its terms) of any provision of any of the Transaction Documents or the License Agreement, without the prior written consent of Investor or Investor Representative; provided, that Product Sub may agree to amendments, modifications, waivers or terminations of provisions of the License Agreement without the prior written consent of Investor or Investor Representative solely to the extent that such amendments, modifications, waivers or terminations will not have any adverse effect, in any respect, on the timing, amount or duration of the Revenue Interest Payments or the right of the Investor to receive the Revenue Interest Payments. Product Sub shall comply with all terms and conditions of and fulfill all obligations under each Material Contract to which it is a party, and, subject to the immediately preceding sentence with respect to the License Agreement, shall use Commercially Reasonable and Diligent Efforts to seek to enforce its rights and remedies under all other Material Contracts in effecting any amendment, modification, waiver or termination thereof, except as would not reasonably be expected to result in a Material Adverse Effect. Product Sub shall not establish or acquire any Subsidiaries except in the exercise of Commercially Reasonable and Diligent Efforts to Commercialize the Product.
(b)    Product Sub shall:
(i)    only enter into contracts in its own name as a legal entity separate from the owners of its Capital Stock and from any other person;
(ii)    not commingle its assets with assets of any other Person, except in connection with, and for the limited purposes of, operation of any Blocked Account, except to the extent expressly permitted under the Contribution Agreement;
(iii)    conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence, except, in each case, to the extent expressly permitted under the Contribution Agreement (provided, it is understood and agreed, that Product Sub shall be permitted to market and distribute the Product (whether directly or through the Company) under the name of “La Jolla Pharmaceutical Company and La Jolla Pharma, LLC” or a derivative thereof); provided that, notwithstanding anything to the contrary herein, Product Sub shall be permitted to use any marketing or distribution materials or any Product labels that are produced prior to the Effective Date which utilize the name of the Company, or that are produced after the Effective Date and utilize the name of the Company, where such use is required by Applicable Law (e.g., state licensing requirements);
(iv)    maintain separate books and records, showing its assets and liabilities separate and apart from those of any other person and not have its assets listed on any financial statement of any other person; provided, however, that Product Sub’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Product Sub’s own separate balance sheet);

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(v)    pay its own liabilities and expenses only out of its own funds; provided, that the foregoing shall not prohibit the payment of any liabilities and expenses by the Company on behalf of Product Sub so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;
(vi)    not enter into any transaction with any of its Affiliates, except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties (other than capital contributions made by the Company to Product Sub or distributions made by Product Sub not in violation of this Agreement);
(vii)    maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to Product Sub beyond those required under the Contribution Agreement;
(viii)    cause the representatives of Product Sub to act at all times with respect to Product Sub consistently and not in a manner opposed to the foregoing; or
(ix)    not engage in any business activity other than the Exploitation (including Commercialization) of the Product that is implemented hereunder and the borrowing, payment and repayment of amounts provided for hereunder and under the other Transaction Documents and any activities ancillary or related thereto.
Section 9.02    Merger; Sale of Assets.
(a)    Product Sub shall not merge or consolidate with or into (whether or not Product Sub is the Surviving Person) any other Person and Product Sub will not sell, convey, assign, transfer, lease, sublease, license, sublicense or otherwise dispose of all or substantially all of Product Sub’s assets to any Person in a single transaction or series of related transactions.
(b)    Product Sub shall not sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of (including by way of merger or consolidation) any right, title or interest in or to the Collateral, other than (i) pursuant to Permitted Liens and (ii) entry into to a Product License for Commercialization of the Product outside the U.S. (any such Product License, a “Permitted Ex-U.S. Product License”).

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Section 9.03    Liens. Product Sub shall not create or suffer to exist any Lien on or with respect to Collateral, except for Permitted Liens.
Section 9.04    Investment Company Act. Neither Product Sub nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.
Section 9.05    Limitation on Additional Indebtedness. Product Sub shall not, directly or indirectly, incur or suffer to exist any Indebtedness; provided that Product Sub may incur:
(a)    Indebtedness representing obligations for the payment of money incurred in the ordinary course of business for goods or services rendered, unsecured, not overdue (unless subject to a good faith dispute);
(b)    Indebtedness secured by Liens of any of the types described under clauses (d), (f) and (k) of the definition of Permitted Liens; and
(c)    Indebtedness consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates or (ii) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business.
Section 9.06    Limitation on Transactions with Controlled Affiliates. Product Sub shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with any Controlled Affiliate other than the Transaction Documents or upon fair and reasonable terms no less favorable to Product Sub in the aggregate than it would obtain in a comparable arm’s-length transaction with a non-Controlled Affiliate.
Section 9.07    ERISA.
(a)    Product Sub shall not sponsor, maintain or contribute to, or agree to sponsor, maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Product Sub shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in any transaction that, assuming that no assets of Investor are or are deemed to be Plan Assets, would cause any obligation or action taken or to be taken hereunder (or the exercise by the Investor of any of its rights under this Agreement or the other Transaction Documents) to be a non-exempt prohibited transaction under such provisions.
(c)    Product Sub shall not incur any liability with respect to any obligation to provide medical benefits with respect to any person beyond their retirement or other termination

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of service, other than coverage mandated by law, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.08    Dividends and Distributions. Product Sub will not, directly or indirectly, make any dividends or other distributions to holders of Capital Stock (i) except as permitted under Product Sub’s Organizational Documents and this Agreement or (ii) in any event, while a Put Option Event has occurred and is continuing.
Article X.
PUT OPTION EVENTS
Section 10.01    Put Option Events. If one or more Put Option Events occurs and is continuing, the Investor shall be entitled to the payments set forth below, provided that, in each case, if such payment is not received by the Investor within five Business Days of written demand, the Investor shall be entitled to the remedies set forth in Section 10.02:
(a)    with respect to any Put Option Event caused by the breach of any provision of Sections 9.01(b)(i), (ii) and (v) which could reasonably be anticipated to support a contention that the separate legal status of Product Sub and the Company (or their assets) should be disregarded, then the Investor shall be entitled to immediate payment in cash of the Maximum Payment Amount, less the sum of: (i) the aggregate amount of payments previously received by Investor (and any direct or indirect Assignee of the Investor to whom any interest in the Revenue Interest Payment is transferred) contemplated by Section 3.01 hereof, and (ii) the aggregate amount of payments received by Investor (and any direct or indirect Assignee of the Investor to whom any interest in the Revenue Interest Payment is transferred) pursuant to Article XI, other than amounts of the nature specified in clauses, (i) (ii) or (iii) in Section 11.03;
(b)    with respect to any Put Option Event caused by any breach of Sections 9.02, 9.05 or 9.08 or any occurrence constituting a Put Option event pursuant to clause (d) or (e) of the definition thereof, then the Investor shall be entitled to immediate payment in cash of the Maximum Payment Amount, less the sum of: (i) the aggregate amount of payments previously received by Investor (and any direct or indirect Assignee of the Investor to whom any interest in the Revenue Interest Payment is transferred) contemplated by Section 3.01 hereof, and (ii) the aggregate amount of payments received by Investor (and any direct or indirect Assignee of the Investor to whom any interest in the Revenue Interest Payment is transferred) pursuant to Article XI, other than amounts of the nature specified in clauses, (i) (ii) or (iii) in Section 11.03; or
(c)    with respect to any Put Option Event caused by the breach of any provision of Section 8.05 or 8.06 that could reasonably be expected to have a materially adverse impact on the Revenue Interest Payments, any Put Option Event caused by the breach of Sections 8.07, 8.12, 8.13 or 8.14, or any provision of Article IX not covered by the preceding clauses (a) or (b) (other than Section 9.01(b)(iii)), then the Investor shall be entitled to immediate payment in cash of the Investment Amount, less the sum of: (i) the aggregate amount of payments previously received by Investor (and any direct or indirect Assignee of the Investor to whom any interest in the Revenue Interest Payment is transferred) contemplated by Section 3.01 hereof, and (ii) the aggregate amount of payments received by Investor (and any direct or

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indirect Assignee of the Investor to whom any interest in the Revenue Interest Payment is transferred) pursuant to Article XI, other than amounts of the nature specified in clauses, (i) (ii) or (iii) in Section 11.03.
Section 10.02    Investor Remedies. If any Put Option Event shall occur and be continuing, and Product Sub shall have failed to make any payment required under Section 10.01 within the applicable time period, the Investor may, by Notice to Product Sub, exercise all rights and remedies available to the Investor as a creditor hereunder and under the other Transaction Documents and applicable law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the security interests created thereby; provided, however, that if any event of any kind referred to in clause (d) of the definition of “Put Option Event” herein occurs, the obligations of the Investor hereunder shall immediately terminate, all amounts payable hereunder by Product Sub shall become immediately due and payable and the Investor shall be entitled to exercise rights and remedies under the Transaction Documents and applicable law without diligence, presentment, demand of payment, protest or notice of any kind, all of which are hereby expressly waived by Product Sub.
Section 10.03    Right of Set-off; Sharing of Set-off. If any amount payable hereunder is not paid as and when due, Product Sub irrevocably authorizes the Investor to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, counterclaim or otherwise, against any assets of Product Sub in any currency that may at any time be in the possession of the Investor or any Affiliate of Investor, to the full extent of all amounts payable to the Investor hereunder; provided, however, that the Investor shall notify Product Sub of the exercise of such right promptly following such exercise.
Section 10.04    Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.
Article XI.
INDEMNIFICATION; LIMITS ON DAMAGES
Section 11.01    Losses.
(a)    Product Sub agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority) other than Product Sub, the Company or any of Investor’s Affiliates; provided Product Sub shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of such Indemnitee or the breach by Investor of its obligations to pay the Investment Amount hereunder. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.01 may be unenforceable in whole or in part because they violate of any

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law or public policy, Product Sub shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Investment or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this clause (b) shall limit the Product Sub’s indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.
Section 11.02    Assumption of Defense; Settlements. If the Investor is entitled to indemnification under this Article XI with respect to any action or proceeding brought by a third party that is also brought against Product Sub, Product Sub shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Investor. Upon assumption by Product Sub of the defense of any such action or proceeding, Investor shall have the right to participate in such action or proceeding and to retain its own counsel but Product Sub shall not be liable for any legal expenses of other counsel subsequently incurred by the Investor in connection with the defense thereof unless (i) Product Sub has otherwise agreed to pay such fees and expenses, (ii) Product Sub shall have failed to employ counsel reasonably satisfactory to the Investor in a timely manner or (iii) the Investor shall have been advised by counsel that there are actual or potential conflicting interests between Product Sub and the Investor, including situations in which there are one or more legal defenses available to the Investor that are different from or additional to those available to Product Sub; provided, however, that Product Sub shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Investor, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. Product Sub shall not consent to the terms of any compromise or settlement of any action defended by Product Sub in accordance with the foregoing without the prior written consent of the Investor unless such compromise or settlement (x) includes an unconditional release of the Investor from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Investor. Product Sub shall not be required

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to indemnify the Investor for any amount paid or payable by the Investor in the settlement of any action, proceeding or investigation without the written consent of Product Sub, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 11.03    Limits on Damages. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, neither Product Sub nor the Company shall have any liability to Investor arising out of, or otherwise relating to this Agreement and any other Transaction Document, or the transactions contemplated hereby or thereby in excess of an amount equal to: (a) the Maximum Payment Amount, minus (b) the aggregate amount collected or received by the Investor (and any direct or indirect Assignee of the Investor to whom any interest in the Revenue Interest Payments is transferred) in respect of the Revenue Interest Payments, minus (c) the aggregate amount collected or received by the Investor or any Indemnitee (and any direct or indirect Assignee of the Investor to whom any interest in the Revenue Interest Payment is transferred) with respect to any Indemnified Liabilities (without duplication of any amounts received pursuant to the preceding clause (b)); provided that, for the avoidance of doubt, the limitations set forth in this Section 11.03 shall not apply (i) to the Product Sub’s indemnification obligations under Section 11.01 with respect to Third Party claims, (ii) to the Product Sub’s indemnification and reimbursement obligations under Section 11.01 with respect to out-of-pocket costs and expenses paid by Investor in connection with the exercise or enforcement of its rights under any Transaction Document or (iii) in the case of fraud.
Section 11.04    No Implied Representations and Warranties. The Parties acknowledge and agree that, other than the representations and warranties of Product Sub specifically contained in Sections 7.01, 7.02 and the other Transaction Documents, and of Investor specifically contained in Section 7.03, there are no representations or warranties of Product Sub, Investor or any other Person either expressed or implied with respect to the Product, the Revenue Interests, the Intellectual Property or the transactions contemplated by the Transaction Documents and that the parties do not rely on, and shall have no remedies in respect of any representation or warranty not specifically set forth in Sections 7.01 and 7.02 or Section 7.03 hereof or in any other Transaction Document, as applicable.
Section 11.05    Exclusive Remedy. The Parties hereto acknowledge and agree that, from and after the Closing Date, Section 11.01 shall provide the Investor’s sole and exclusive remedy vis-à-vis Product Sub or the Company with respect to any Third Party claim arising out of, relating to or in connection with this Agreement and the transactions contemplated hereby, and any losses relating thereto.
Article XII.
MISCELLANEOUS
Section 12.01    Assignments.
(a)    Product Sub shall not be permitted to assign this Agreement without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed) and any purported assignment in violation of this Section 12.01 shall be null and void; provided that Product Sub may, upon ten days’ prior written notice to Investor but

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without need for consent, assign any of its obligations or rights under this Agreement to any: (i) Affiliate receiving an assignment of the right to Exploit or Commercialize the Product and receive underlying Net Sales; provided that Product Sub shall continue to be liable for all of its Obligations under this Agreement; or (ii) any other Person with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets (including the Capital Stock the Company owns of Product Sub); provided that with respect to clause (i) or (ii), the assignee under any such assignment agrees to be bound by the terms of the Transaction Documents and furnishes a written agreement to such effect to Investor.
(b)    Investor may at any time assign its rights and obligations hereunder, in whole or in part, to an Assignee and Investor may at any time pledge its rights and obligations hereunder to an Assignee. In connection with any such assignment, Investor shall use commercially reasonably efforts to have Healthcare Royalty Management, LLC retained as Investor Representative, subject to terms and conditions acceptable to Healthcare Royalty Management, LLC in its reasonable discretion.
(c)    The parties to each assignment shall execute and deliver to Product Sub an Assignment and Acceptance. Upon the effectiveness of a permitted assignment hereunder, (i) each reference in this Agreement to “Investor” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a party to this Agreement and shall have all the rights and obligations of Investor and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.
(d)    In the event there are multiple Investor Entities, all Revenue Interest Payments, fees and any other amounts payable pursuant to the Transaction Documents shall be allocated on a pro rata basis among the Investor Entities according to their proportionate interests in the Investment Amount. If any Investor Entity receives an amount on account of any Revenue Interest Payments, fees or other amounts due under the Transaction Documents that exceeds such Investor Entity’s pro rata share thereof, such Investor Entity shall return the applicable excess amount to the Investor Representative for reallocation. In the event of any dispute between or among Investor Entities regarding their respective interests in any Revenue Interest Payments, fees or other amounts payable under the Transaction Documents, the records maintained by the Investor Representative shall be prima facie evidence of each Investor Entity’s respective pro rata share thereof.
(e)    Product Sub and the Investor shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder.
Section 12.02    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 12.03    Notices. All Notices authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by: (i) a nationally recognized overnight delivery service, such as FedEx, in

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which case notice shall be deemed delivered the next Business Day following sending, (ii) mailed by registered or certified mail, postage prepaid, in which case, notice shall be deemed given the fourth Business Day after mailing, or (iii) sent by electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, in which case notice shall be deemed given on the next Business Day following sending, in each case, with the notice to be addressed to the Party at its address listed below:
(a)    If to Product Sub:
La Jolla Pharma, LLC
c/o La Jolla Pharmaceutical Company
4550 Towne Centre Court
San Diego, California 92121
Attention: George Tidmarsh, Chief Executive Officer
Email: GTidmarsh@ljpc.com

with copies (which shall not constitute notice) to:

c/o La Jolla Pharmaceutical Company
4550 Towne Centre Court
San Diego, California 92121
Attention: Dennis Mulroy, Chief Financial Officer
Email: DMulroy@ljpc.com
c/o La Jolla Pharmaceutical Company
4550 Towne Centre Court
San Diego, California 92121
Attention: Sun Lee, Director of Legal Affairs
Email: SLee@ljpc.com

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr
Email: rmurr@gibsondunn.com
(b)    If to the Investor:
HealthCare Royalty Partners III, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Clarke B. Futch
Managing Partner
Email: Clarke.Futch@hcroyalty.com

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with copies (which shall not constitute notice) to:

HealthCare Royalty Partners III, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Chief Legal Officer
Email: royalty-legal@hcroyalty.com
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attn: Ira J. Schacter
E-mail: ira.schacter@cwt.com
Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Party. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

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Section 12.04    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.
Section 12.05    Modification. No Transaction Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Product Sub and the Investor or, in the case of any other Transaction Document, by an agreement or agreements in writing entered into by the parties thereto with the prior written consent of the Investor.
Section 12.06    No Delay; Waivers; etc. No delay on the part of a Party in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No Party shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such Party.
Section 12.07    Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 12.08    Determinations. Each determination or calculation by the Investor hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.
Section 12.09    Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 12.10    Jurisdiction. Each of Product Sub and the Investor irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to any and all Proceedings. Each of Product Sub and the Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any Proceeding may be served on Product Sub by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.

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Section 12.11    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.
Section 12.12    Waiver of Immunity. To the extent that Product Sub has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Product Sub hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by law.
Section 12.13    Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
Section 12.14    Limitation on Rights of Others. Except for the Indemnitees referred to in Section 11.02, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.
Section 12.15    Termination; Survival. This Agreement shall terminate and the rights and obligations of the Parties shall terminate upon the payment of all amounts due to Investor, or to which Investor could be entitled, under the Transaction Documents, provided, however, that the obligations of the Parties contained in Sections 4.03, 4.04, 4.05, Article V, Article XI and this Section 12.15 shall survive the Termination Date.
Section 12.16    Confidentiality.
(a)    Until the payment of all amounts contemplated by Section 3.01, and for a period of three (3) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and

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exercise its rights pursuant to this Agreement (the “Purpose”). Specifically, a Party shall have the right to disclose Confidential Information: (i) on a “need to know basis” to its employees, consultants and Affiliates as well as any actual or potential acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and its and their respective directors, employees, contractors and agents, on a confidential basis no less restrictive than the confidentiality terms set forth herein, or (ii) in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority or to the extent requested by an authorized representative of a Governmental Authority. A Party receiving any such Confidential Information hereunder agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which in any event must not be less than a reasonable standard of care. Each Party shall be responsible for the breach of this Section 12.16 by its employees, consultants or Third Parties to whom such disclosure is made pursuant to this Section 12.16. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.
(b)    The obligations of confidentiality and non-use set forth in Section 12.16(a) shall not apply to the extent that the receiving Party or its Affiliates is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; or (iv) requirement of a Governmental Authority; provided that in the case of any such disclosure under clauses (i) or (iv), to the extent legally permissible, the disclosing Party shall first notify the other Party and shall take reasonable steps as requested to obtain a protective order or other confidential treatment of the Confidential Information that is being so disclosed.
(c)    This Agreement supersedes the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect as of the Closing Date; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement and subject to the provisions of Section 12.16.
Section 12.17    Patriot Act Notification. Investor hereby notifies Product Sub that, consistent with the Patriot Act, regulations promulgated thereunder and under other Applicable Law, the Investor’s procedures and customer due diligence standards may require it to obtain, verify and record information that identifies Product Sub, including among other things name, address, information regarding Persons with authority or control over Product Sub, and other information regarding Product Sub, its operations and transactions with the Investor. Product Sub agrees to provide such information and take such actions as are reasonably requested by the Investor in order to assist the Investor in maintaining compliance with its procedures, the Patriot Act and any other Applicable Laws.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

PRODUCT SUB:
LA JOLLA PHARMA, LLC,
By: La Jolla Pharmaceutical Company,
its Manager

By:	/s/ George Tidmarsh Name: George Tidmarsh Title: Chief Executive Officer

[Signature Page to Revenue Interest Agreement]

INVESTOR:
HEALTHCARE ROYALTY PARTNERS III, L.P.,

By:	HealthCare Royalty GP III, LLC, its general partner

By:	/s/ Clarke B. Futch Name: Clarke B. Futch Title: Managing Partner

HCRP OVERFLOW FUND, L.P.,

By:	HCRP Overflow Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch Name: Clarke B. Futch Title: Managing Partner

HCR MOLAG FUND, L.P.,

By:	HCR MOLAG Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch Name: Clarke B. Futch Title: Managing Partner

[Signature Page to Revenue Interest Agreement]

ANNEX 1
INVESTOR ENTITIES

	Entity	Applicable Proportion of Investment Amount
1.	HealthCare Royalty Partners III, L.P.	$90,000,000
2.	HCRP Overflow Fund, L.P.	$17,500,000
3.	HCR MOLAG Fund, L.P.	$17,500,000

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